                              INDIAN CREEK VILLAGE
                               10382 CONSER STREET
                              OVERLAND PARK, KANSAS

                                 MARKET VALUE -
                                FEE SIMPLE ESTATE

                                AS OF MAY 8, 2003

                                  PREPARED FOR:

                   APARTMENT INVESTMENT AND MANAGEMENT COMPANY
                                     (AIMCO)
                C/O LINER YANKELEVITZ SUNSHINE & REGENSTREIF LLP

                                        &

                       LIEFF CABRASER HEIMANN & BERNSTEIN
                          ON BEHALF OF NUANES, ET. AL.

                                         [AMERICAN APPRAISAL ASSOCIATES(R) LOGO]

                    [AMERICAN APPRAISAL ASSOCIATES(R) LOGO]

                 [AMERICAN APPRAISAL ASSOCIATES(R) LETTERHEAD]
                                                                    JULY 9, 2003

Apartment Investment and Management
Company ("AIMCO") c/o
Mr. Steven A. Velkei, Esq.
Liner Yankelevitz Sunshine & Regenstreif LLP
1100 Glendon Avenue, 14th Floor
Los Angeles, California 90024-3503

Nuanes, et al. ("Plaintiffs") c/o
Ms. Joy Kruse
Lieff Cabraser Heimann & Bernstein
Embarcadero Center West
275 Battery Street, 30th Floor
San Francisco, California 94111

RE:      INDIAN CREEK VILLAGE
         10382 CONSER STREET
         OVERLAND PARK, JOHNSON COUNTY, KANSAS

In accordance with your authorization, we have completed the appraisal of the above-referenced property. This complete appraisal is intended to report our analysis and conclusions in a summary format.

The subject property consists of an apartment project having 273 units with a total of 271,830 square feet of rentable area. The improvements were built in 1972. The improvements are situated on 20.64 acres. Overall, the improvements are in average condition. As of the date of this appraisal, the subject property is 88% occupied.

It is our understanding the appraisal will be used by the clients to assist the San Mateo Superior Court in the settlement of litigation between the above mentioned clients. The appraisal is intended to conform to the Uniform Standards of Professional Appraisal Practice ("USPAP") as promulgated by the Appraisal Standards Board of the Appraisal Foundation and the Code of Professional Ethics and Standards of Professional Practice of the Appraisal Institute. The appraisal is presented in a summary report, and the Departure Provision of USPAP has not been invoked in this appraisal. It is entirely inappropriate to use this value conclusion or the report for any purpose other than the one stated.

AMERICAN APPRAISAL ASSOCIATES, INC.                 LETTER OF TRANSMITTAL PAGE 2
INDIAN CREEK VILLAGE, OVERLAND PARK, KANSAS

The opinions expressed in this appraisal cover letter can only be completely understood by reading the narrative report, addenda, and other data, which is attached. The appraisal is subject to the attached general assumptions and limiting conditions and general service conditions.

As a result of our investigation, it is our opinion that the fee simple market value of the subject, effective May 8, 2003 is:

                                 ($13,600,000)

                             Respectfully submitted,
                             AMERICAN APPRAISAL ASSOCIATES, INC.

                             -s- Frank Fehribach
July 9, 2003                 Frank Fehribach, MAI
#053272                      Managing Principal, Real Estate Group
                             Texas State Certified General Real Estate Appraiser
                             #TX-1323954-G

Report By:
Kim Cook

AMERICAN APPRAISAL ASSOCIATES, INC.                     TABLE OF CONTENTS PAGE 3
INDIAN CREEK VILLAGE, OVERLAND PARK, KANSAS

                                TABLE OF CONTENTS

Cover
Letter of Transmittal
Table of Contents

                                 APPRAISAL DATA

Executive Summary .......................................................     4
Introduction ............................................................     9
Area Analysis ...........................................................    11
Market Analysis .........................................................    14
Site Analysis ...........................................................    16
Improvement Analysis ....................................................    16
Highest and Best Use ....................................................    17

                                    VALUATION

Valuation Procedure .....................................................    18
Sales Comparison Approach ...............................................    20
Income Capitalization Approach ..........................................    26
Reconciliation and Conclusion ...........................................    37

                                     ADDENDA

Exhibit A - Photographs of Subject Property
Exhibit B - Summary of Rent Comparables and Photograph of Comparables Exhibit C - Assumptions and Limiting Conditions
Exhibit D - Certificate of Appraiser
Exhibit E - Qualifications
General Service Conditions

AMERICAN APPRAISAL ASSOCIATES, INC.                     EXECUTIVE SUMMARY PAGE 4
INDIAN CREEK VILLAGE, OVERLAND PARK, KANSAS

                                EXECUTIVE SUMMARY

PART ONE - PROPERTY DESCRIPTION

PROPERTY NAME:                 Indian Creek Village
LOCATION:                      10382 Conser Street
                               Overland Park, Kansas

INTENDED USE OF ASSIGNMENT:    Court Settlement
PURPOSE OF APPRAISAL:          "As Is" Market Value of the Fee Simple Estate
INTEREST APPRAISED:            Fee simple estate

DATE OF VALUE:                 May 8, 2003
DATE OF REPORT:                July 9, 2003

PHYSICAL DESCRIPTION - SITE & IMPROVEMENTS:
SITE:
  Size:                        20.64 acres, or 899,078 square feet
  Assessor Parcel No.:         NP34000000 000A; (Assessed Value)
  Floodplain:                  Community Panel No. 2001740208F (June 17, 2002)
                               Flood Zone AE, an area inside the floodplain.
  Zoning:                      RP-3 (Residential Planned Development District)

BUILDING:
  No. of Units:                273 Units
  Total NRA:                   271,830 Square Feet
  Average Unit Size:           996 Square Feet
  Apartment Density:           13.2 units per acre
  Year Built:                  1972

UNIT MIX AND MARKET RENT:

                         GROSS RENTAL INCOME PROJECTION

                                       Market Rent
                   Square       ------------------------         Monthly            Annual
 Unit Type          Feet        Per Unit          Per SF         Income             Income
--------------------------------------------------------------------------------------------
1Br/1Ba              617         $  560           $0.91         $ 20,160          $  241,920
1Br/1Ba              878         $  590           $0.67         $ 82,600          $  991,200
2Br/1Ba            1,165         $  860           $0.74         $  3,440          $   41,280
2Br/2Ba            1,274         $  870           $0.68         $ 66,990          $  803,880
3Br/2Ba            1,287         $  890           $0.69         $  8,900          $  106,800
3Br/2Ba, TH        1,845         $1,000           $0.54         $  6,000          $   72,000
                                                  Total         $188,090          $2,257,080

OCCUPANCY:                     88%
ECONOMIC LIFE:                 45 Years
EFFECTIVE AGE:                 25 Years

AMERICAN APPRAISAL ASSOCIATES, INC.                     EXECUTIVE SUMMARY PAGE 5
INDIAN CREEK VILLAGE, OVERLAND PARK, KANSAS

REMAINING ECONOMIC LIFE:       20 Years
SUBJECT PHOTOGRAPHS AND LOCATION MAP:

                               SUBJECT PHOTOGRAPHS

     [PICTURE]                                                  [PICTURE]

ENTRANCE TO SUBJECT                                       VIEW OF LEASING OFFICE

                                    AREA MAP

                                      [MAP]

AMERICAN APPRAISAL ASSOCIATES, INC.                     EXECUTIVE SUMMARY PAGE 6
INDIAN CREEK VILLAGE, OVERLAND PARK, KANSAS

                                NEIGHBORHOOD MAP

                                      [MAP]

HIGHEST AND BEST USE:
  As Vacant:                   Hold for future multi-family development
  As Improved:                 Continuation as its current use

METHOD OF VALUATION:           In this instance, the Sales Comparison and Income
                               Approaches to value were utilized.

AMERICAN APPRAISAL ASSOCIATES, INC.                     EXECUTIVE SUMMARY PAGE 7
INDIAN CREEK VILLAGE, OVERLAND PARK, KANSAS

PART TWO - ECONOMIC INDICATORS

                                                 Amount               $/Unit
                                                 ------               ------
INCOME CAPITALIZATION APPROACH

DIRECT CAPITALIZATION

Potential Rental Income                    $2,257,080              $8,268
Effective Gross Income                     $2,222,472              $8,141
Operating Expenses                         $949,234                $3,477               42.7% of EGI
Net Operating Income:                      $1,204,988              $4,414

Capitalization Rate                        9.00%
DIRECT CAPITALIZATION VALUE                $13,400,000 *           $49,084 / UNIT

DISCOUNTED CASH FLOW ANALYSIS:
Holding Period                             10 years
2002 Economic Vacancy                      15%
Stabilized Vacancy & Collection Loss:      10%
Lease-up / Stabilization Period            N/A
Terminal Capitalization Rate               10.00%
Discount Rate                              11.00%
Selling Costs                              2.00%
Growth Rates:
  Income                                   3.00%
  Expenses:                                3.00%
DISCOUNTED CASH FLOW VALUE                 $13,800,000 *           $50,549 / UNIT

RECONCILED INCOME CAPITALIZATION VALUE     $13,600,000             $49,817 / UNIT

SALES COMPARISON APPROACH

PRICE PER UNIT:
  Range of Sales $/Unit (Unadjusted)       $51,121 to $69,324
  Range of Sales $/Unit (Adjusted)         $46,678 to $57,678
VALUE INDICATION - PRICE PER UNIT          $13,600,000 *           $49,817 / UNIT

EGIM ANALYSIS
  Range of EGIMs from Improved Sales       6.49 to 7.33
  Selected EGIM for Subject                6.25
  Subject's Projected EGI                  $2,222,472
EGIM ANALYSIS CONCLUSION                   $13,900,000 *           $50,916 / UNIT

NOI PER UNIT ANALYSIS CONCLUSION           $13,600,000 *           $49,817 / UNIT

RECONCILED SALES COMPARISON VALUE          $13,700,000             $50,183 / UNIT

--------------------

* Value indications are after adjustments for concessions, deferred maintenance, excess land and lease-up costs, if any.

AMERICAN APPRAISAL ASSOCIATES, INC.                     EXECUTIVE SUMMARY PAGE 8
INDIAN CREEK VILLAGE, OVERLAND PARK, KANSAS

PART THREE - SUMMARY OF VALUE CONCLUSIONS

SALES COMPARISON APPROACH:
  Price Per Unit                           $13,600,000
  NOI Per Unit                             $13,600,000
  EGIM Multiplier                          $13,900,000
INDICATED VALUE BY SALES COMPARISON        $13,700,000             $50,183 / UNIT

INCOME APPROACH:
  Direct Capitalization Method:            $13,400,000
  Discounted Cash Flow Method:             $13,800,000
INDICATED VALUE BY THE INCOME APPROACH     $13,600,000             $49,817 / UNIT

RECONCILED OVERALL VALUE CONCLUSION:       $13,600,000             $49,817 / UNIT

AMERICAN APPRAISAL ASSOCIATES, INC.                          INTRODUCTION PAGE 9
INDIAN CREEK VILLAGE, OVERLAND PARK, KANSAS

                                  INTRODUCTION

IDENTIFICATION OF THE SUBJECT

The subject property is located at 10382 Conser Street, Overland Park, Johnson County, Kansas. Overland Park identifies it as NP34000000 000A.

SCOPE OF THE ASSIGNMENT

The property, neighborhood, and comparables were inspected by Kim Cook on May 8, 2003. Frank Fehribach, MAI has not made a personal inspection of the subject property. Kim Cook performed the research, valuation analysis and wrote the report. Frank Fehribach, MAI reviewed the report and concurs with the value. Frank Fehribach, MAI and Kim Cook have extensive experience in appraising similar properties and meet the USPAP competency provision.

The scope of this investigation comprises the inspection of the property and the collection, verification, and analysis of general and specific data pertinent to the subject property. We have researched current improved sales and leases of similar properties, analyzing them as to their comparability, and adjusting them accordingly. We completed the Sales Comparison and Income Capitalization Approaches to value. From these approaches to value, a concluded overall value was made.

DATE OF VALUE AND REPORT

This appraisal was made to express the opinion of value as of May 8, 2003. The date of the report is July 9, 2003.

PURPOSE AND USE OF APPRAISAL

The purpose of the appraisal is to estimate the market value of the fee simple interest in the subject property. It is understood that the appraisal is intended to assist the clients in litigation settlement proceedings. The appraisal was not based on a requested minimum valuation, a specific valuation, or the approval of a loan.

PROPERTY RIGHTS APPRAISED

We have appraised the Fee Simple Estate in the subject property (as applied in the Sales & Income Approaches), subject to the existing short-term leases. A Fee Simple Estate is

AMERICAN APPRAISAL ASSOCIATES, INC.                         INTRODUCTION PAGE 10
INDIAN CREEK VILLAGE, OVERLAND PARK, KANSAS

defined in The Dictionary of Real Estate Appraisal, 3rd ed. (Chicago: Appraisal Institute, 1993), as:

         "Absolute ownership unencumbered by any other interest or estate, subject only to the limitations imposed by the governmental powers of taxation, eminent domain, police power, and escheat."

MARKETING/EXPOSURE PERIOD
  MARKETING PERIOD:            6 to 12 months
  EXPOSURE PERIOD:             6 to 12 months

HISTORY OF THE PROPERTY

Ownership in the subject property is currently vested in CCIP. To the best of our knowledge, no transfers of ownership or offers to purchase the subject are known to have occurred during the past three years.

AMERICAN APPRAISAL ASSOCIATES, INC.                        AREA ANALYSIS PAGE 11
INDIAN CREEK VILLAGE, OVERLAND PARK, KANSAS

                          AREA / NEIGHBORHOOD ANALYSIS

NEIGHBORHOOD ANALYSIS

A neighborhood is a group of complementary land uses. The function of the neighborhood analysis is to describe the immediate surrounding environs. The subject is located in the city of Overland Park, Kansas. Overall, the neighborhood is characterized as a suburban setting with the predominant land use being residential. The subject's neighborhood is generally defined by the following boundaries.

NEIGHBORHOOD BOUNDARIES

East  - US 169/Metcalf Avenue
West  - US 69/Overland Parkway
South - West 119th Street
North - West 95th Street

MAJOR EMPLOYERS

Major employers in the subject's area include Sprint Corporation (21,173 employees), Applebees International (2,200 employees), Yellow Corporation (1,500 employees), and JC Penney Catalog Logistics Center (1,500 employees). The overall economic outlook for the area is considered favorable.

DEMOGRAPHICS

We have reviewed demographic data within the neighborhood. The following table summarizes the key data points.

AMERICAN APPRAISAL ASSOCIATES, INC.                        AREA ANALYSIS PAGE 12
INDIAN CREEK VILLAGE, OVERLAND PARK, KANSAS

                            NEIGHBORHOOD DEMOGRAPHICS

                                                    AREA
                                --------------------------------------------
          CATEGORY              1-MI. RADIUS    3-MI. RADIUS    5-MI. RADIUS        MSA
-------------------------------------------------------------------------------------------
POPULATION TRENDS
Current Population                  10,407          91,615         239,527       1,807,569
5-Year Population                   10,335          92,956         253,829       1,892,507
% Change CY-5Y                        -0.7%            1.5%            6.0%            4.7%
Annual Change CY-5Y                   -0.1%            0.3%            1.2%            0.9%

HOUSEHOLDS
Current Households                   4,774          39,543         100,527         709,949
5-Year Projected Households          4,851          41,077         107,505         750,540
% Change CY - 5Y                       1.6%            3.9%            6.9%            5.7%
Annual Change CY-5Y                    0.3%            0.8%            1.4%            1.1%

INCOME TRENDS
Median Household Income         $   65,759      $   71,000      $   71,321      $   49,518
Per Capita Income               $   33,970      $   33,515      $   34,403      $   24,363
Average Household Income        $   76,648      $   78,619      $   81,920      $   62,029

Source: Demographics Now

The subject neighborhood's population is expected to show increases above that of the region. The immediate market offers superior income levels as compared to the broader market.

The following table illustrates the housing statistics in the subject's immediate area, as well as the MSA region.

                                 HOUSING TRENDS

                                                    AREA
                                -----------------------------------------------
        CATEGORY                1-MI. RADIUS     3-MI. RADIUS      5-MI. RADIUS       MSA
-------------------------------------------------------------------------------------------
HOUSING TRENDS
% of Households Renting            37.80%           33.10%            30.57%         29.10%
5-Year Projected % Renting         37.87%           32.22%            30.07%         28.33%

% of Households Owning             56.02%           61.03%            64.45%         62.84%
5-Year Projected % Owning          55.89%           61.96%            65.12%         64.03%

Source: Demographics Now

AMERICAN APPRAISAL ASSOCIATES, INC.                        AREA ANALYSIS PAGE 13
INDIAN CREEK VILLAGE, OVERLAND PARK, KANSAS

SURROUNDING IMPROVEMENTS

The following uses surround the subject property:
North - Condominium
South - Sunny Oak Apartments, Indian Creek
East  - Open green area, Wycliff West Shopping Center
West  - Brookridge Country Club and golf course

CONCLUSIONS

The subject is well located within the city of Overland Park. The neighborhood is characterized as being mostly suburban in nature and is currently in the stable stage of development. The economic outlook for the neighborhood is judged to be favorable with a good economic base.

AMERICAN APPRAISAL ASSOCIATES, INC.                      MARKET ANALYSIS PAGE 14
INDIAN CREEK VILLAGE, OVERLAND PARK, KANSAS

                                 MARKET ANALYSIS

The subject property is located in the city of Overland Park in Johnson County. The overall pace of development in the subject's market is more or less stable. No new construction was noted for 2003. The following table illustrates historical vacancy rates for the subject's market.

                             HISTORICAL VACANCY RATE

          Period                Region       Submarket
------------------------------------------------------
1st Quarter 2003                 8.0%          8.1%
4th Quarter 2002                 7.1%          6.8%
Average Per Ending 12/31/02      6.2%          5.8%

Source: REIS, Subtrend Futures, Kansas City Apartment, Overland Park North, 1st Quarter 2003

Occupancy trends in the subject's market are stable. Historically speaking, the subject's submarket has outperformed the overall market.

Market rents in the subject's market have been following a stable trend. The following table illustrates historical rental rates for the subject's market.

                             HISTORICAL AVERAGE RENT

  Period                        Region     % Change       Submarket     % Change
--------------------------------------------------------------------------------
1st Q 2003                       N/A         N/A            $644            -
1st Q 2002                       N/A         N/A            $676          5.0%
1st Q 2001                       N/A         N/A            $652         -3.6%
1st Q 2002                       N/A         N/A            $671          2.9%

Source: REIS, Subtrend Futures, Kansas City Apartment, Overland Park North, 1st Quarter 2003

The following table illustrates a summary of the subject's competitive set.

AMERICAN APPRAISAL ASSOCIATES, INC.                      MARKET ANALYSIS PAGE 15
INDIAN CREEK VILLAGE, OVERLAND PARK, KANSAS

                             COMPETITIVE PROPERTIES

  No.                  Property Name             Units       Ocpy.        Year Built          Proximity to subject
---------------------------------------------------------------------------------------------------------------------
  R-1            Sunny Oak Village                548         99%            1983          Located just SE of subject
  R-2            Essex Place                      352         92%            1971          1 miles NW of subject
  R-3            Pebblebrook                      267         94%            1985          1.5 miles N of the subject
  R-4            Highland Ridge Apartments        370         85%            1987          4.5 miles SW of subject
  R-5            Skyler Ridge                     448         92%            1986          2 miles SE of subject
Subject          Indian Creek Village             273         88%            1972

AMERICAN APPRAISAL ASSOCIATES, INC.                 PROPERTY DESCRIPTION PAGE 16
INDIAN CREEK VILLAGE, OVERLAND PARK, KANSAS

                              PROPERTY DESCRIPTION

SITE ANALYSIS
 Site Area                      20.64 acres, or 899,078 square feet
 Shape                          Irregular
 Topography                     Level
 Utilities                      All necessary utilities are available to the
                                site.
 Soil Conditions                Stable
 Easements Affecting Site       None other than typical utility easements
 Overall Site Appeal            Good
 Flood Zone:
  Community Panel               2001740208F, dated June 17, 2002
  Flood Zone                    Zone AE
 Zoning                         RP-3, the subject improvements represent a legal
                                conforming use of the site.

REAL ESTATE TAXES

                                             ASSESSED VALUE - 2002
                                ---------------------------------------------       TAX RATE /     PROPERTY
PARCEL NUMBER                     LAND           BUILDING             TOTAL         MILL RATE        TAXES
-----------------------------------------------------------------------------------------------------------
  NP34000000
000A; (Assessed                 $94,530         $1,142,985         $1,237,515        0.08175        $101,163
    Value)

IMPROVEMENT ANALYSIS
 Year Built                     1972
 Number of Units                273
 Net Rentable Area              271,830 Square Feet
 Construction:
  Foundation                    Reinforced concrete slab
  Frame                         Heavy or light wood
  Exterior Walls                Stucco wall
  Roof                          Composition shingle over a wood truss structure
 Project Amenities              Amenities at the subject include a swimming
                                pool, spa/jacuzzi, tennis court, meeting hall,
                                laundry room, business office, and parking area.
 Unit Amenities                 Individual unit amenities include a  garage,
                                balcony, fireplace, cable TV connection, vaulted ceiling, and washer dryer connection. Appliances available in each unit include

AMERICAN APPRAISAL ASSOCIATES, INC.                 PROPERTY DESCRIPTION PAGE 17
INDIAN CREEK VILLAGE, OVERLAND PARK, KANSAS

                                a refrigerator, stove, dishwasher, water heater, garbage disposal, and oven.

 Unit Mix:

                                                    Unit Area
 Unit Type                 Number of Units          (Sq. Ft.)
-------------------------------------------------------------
1Br/1Ba                          36                     617
1Br/1Ba                         140                     878
2Br/1Ba                           4                   1,165
2Br/2Ba                          77                   1,274
3Br/2Ba                          10                   1,287
3Br/2Ba, TH                       6                   1,845

 Overall Condition              Average
 Effective Age                  25 years
 Economic Life                  45 years
 Remaining Economic Life        20 years
 Deferred Maintenance           The deferred maintenance at the subject property
                                was estimated for a total amount of $34,000.

HIGHEST AND BEST USE ANALYSIS

In accordance with the definition of highest and best use, an analysis of the site relating to its legal uses, physical possibilities, and financial feasibility is appropriate. The highest and best use as vacant is to hold for future multi-family development. The subject improvements were constructed in 1972 and consist of a 273-unit multifamily project. The highest and best use as improved is for a continued multifamily use. Overall, the highest and best use of the subject property is the continued use of the existing apartment project.

AMERICAN APPRAISAL ASSOCIATES, INC.                  VALUATION PROCEDURE PAGE 18
INDIAN CREEK VILLAGE, OVERLAND PARK, KANSAS

                             THE VALUATION PROCEDURE

There are three traditional approaches, which can be employed in establishing the market value of the subject property. These approaches and their applicability to the valuation of the subject are summarized as follows:

THE COST APPROACH

The application of the Cost Approach is based on the principle of substitution. This principle may be stated as follows: no one is justified in paying more for a property than that amount by which he or she can obtain, by purchase of a site and construction of a building, without undue delay, a property of equal desirability and utility. In the case of a new building, no deficiencies in the building should exist.

In the case of income-producing real estate, the cost of construction plays a minor and relatively insignificant role in determining market value. The Cost Approach is typically only a reliable indicator of value for: (a) new properties; (b) special use properties; and (c) where the cost of reproducing the improvements is easily and accurately quantified and there is no economic obsolescence. In all instances, the issue of an appropriate entrepreneurial profit - the reward for undertaking the risk of construction, remains a highly subjective factor especially in a market lacking significant speculative development.

THE SALES COMPARISON APPROACH

The Sales Comparison Approach is an estimate of value based upon a process of comparing recent sales of similar properties in the surrounding or competing areas to the subject property. Inherent in this approach is the principle of substitution.

The application of this approach consists of comparing the subject property with similar properties of the same general type, which have been sold recently or currently are available for sale in competing areas. This comparative process involves judgment as to the similarity of the subject property and the comparable sale with respect to many value factors such as location, contract rent levels, quality of construction, reputation and prestige, age and condition, among others. The estimated value through this approach represents the probable price at which a willing seller would sell the subject property to a willing and knowledgeable buyer as of the date of value.

AMERICAN APPRAISAL ASSOCIATES, INC.                  VALUATION PROCEDURE PAGE 19
INDIAN CREEK VILLAGE, OVERLAND PARK, KANSAS

THE INCOME CAPITALIZATION APPROACH

The theory of the Income Capitalization Approach is based on the premise that present value is the value of the cash flow and reversionary value the property will produce over a reasonable holding (ownership) period.

The Discounted Cash Flow Analysis will convert equity cash flows (including cash flows and equity reversion) into a present value utilizing an internal rate of return (or discount rate). The Internal Rate of Return (IRR) will be derived from a comparison of alternate investments, a comparative analysis of IRR's used by recent buyers of similar properties, and a review of published industry surveys.

The Direct Capitalization Analysis converts one year of income into an overall value using overall capitalization rates from similar sales. The overall rates take into consideration buyers assumptions of the market over the long-term.

The results of the Income Capitalization Analysis are usually the primary value indicator for income producing properties. Investors expect a reasonable rate of return on their equity investment based on the ownership risks involved; this approach closely parallels the investment decision process.

RECONCILIATION

In this instance, we have completed the Sales Comparison and Income Capitalization Approaches to value. As an income producing property, the income approach is a primary approach to value. The Sales Comparison Approach is also considered reliable as investors are buying similar buildings in the market.

Our research indicates that market participants are generally not buying, selling, investing, or lending with reliance placed on the methodology of the Cost Approach to establish the value. Therefore, we have decided that the Cost Approach is not a reliable indicator of value for the subject, and this approach has not been utilized.

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 20
INDIAN CREEK VILLAGE, OVERLAND PARK, KANSAS

                            SALES COMPARISON APPROACH

Use of market or comparable sales requires the collection and analysis of comparable sales data. Similar properties recently sold are compared to the subject and adjusted based on any perceived differences. This method is based on the premise that the costs of acquiring a substitute property would tend to establish a value for the subject property. The premise suggests that if a substitute is unavailable in the market, the reliability of the approach may be subordinate to the other approaches.

The reliance on substitute properties produces shortcomings in the validity of this approach. Geographic and demographic characteristics from each submarket restrict which sales may be selected. Recent sales with a similar physical characteristics, income levels, and location are usually limited. The sales we have identified, however, do establish general valuation parameters as well as provide support to our conclusion derived through the income approach method.

The standard unit of comparison among similar properties is the sales price per unit and price per square foot of net rentable area. To accurately adjust prices to satisfy the requirements of the sales comparison approach, numerous calculations and highly subjective judgments would be required including consideration of numerous income and expense details for which information may be unreliable or unknown. The sales price per unit and square foot are considered relevant to the investment decision, but primarily as a parameter against which value estimates derived through the income approach can be judged and compared.

In examining the comparable sales, we have applied a subjective adjustment analysis, which includes specific adjustments derived from our experience and consulting with the market participants.

SALES COMPARISON ANALYSIS

Detailed on the following pages are sales transactions involving properties located in the subject's competitive investment market.

Photographs of the sale transactions are located in the Addenda. Following the summary of sales is an adjustment grid that is used to arrive at a value.

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 21
INDIAN CREEK VILLAGE, OVERLAND PARK, KANSAS

SUMMARY OF COMPARABLE SALES -IMPROVED

                                                                   COMPARABLE                  COMPARABLE
          DESCRIPTION                     SUBJECT                    I - 1                        I - 2
------------------------------------------------------------------------------------------------------------------
  Property Name                    Indian Creek Village   Nieman Square                Casa de Fuentes
LOCATION:
  Address                          10382 Conser Street    11115 West 64th Terrace      11700 Stearns
  City, State                      Overland Park, Kansas  Shawnee, KS                  Overland Park, KS
  County                           Johnson                Johnson County               Johnson County
PHYSICAL CHARACTERISTICS:
  Net Rentable Area (SF)           271,830                114,359                      241,384
  Year Built                       1972                   1986                         1986
  Number of Units                  273                    152                          288
  Unit Mix:                          Type          Total    Type              Total     Type                 Total
                                   1Br/1Ba           36   1Br/1Ba               98     1Br/1Ba                 NA
                                   1Br/1Ba          140   2Br/1Ba               27     2Br/2Ba                 NA
                                   2Br/1Ba            4   2Br/2Ba               27
                                   2Br/2Ba           77
                                   3Br/2Ba           10
                                   3Br/2Ba, TH        6
  Average Unit Size (SF)           996                    752                          838
  Land Area (Acre)                 20.6400                8.5500                       30.1400
  Density (Units/Acre)             13.2                   17.8                         9.6
  Parking Ratio (Spaces/Unit)      1.83                   1.99                         1.99
  Parking Type (Gr., Cov., etc.)   Open                   177 Open, 126 Covered        500 Open, 72 Covered
CONDITION:                         Average                Average                      Good
APPEAL:                            Average                Average                      Good
AMENITIES:
  Pool/Spa                         Yes/Yes                Yes/Yes                      Yes/Yes
  Gym Room                         No                     Yes                          Yes
  Laundry Room                     Yes                    Yes                          Yes
  Secured Parking                  No                     No                           No
  Sport Courts                     Yes                    Yes                          Yes
  Washer/Dryer Connection          Yes (in 2&3 Br units)  Yes                          Yes
OCCUPANCY:                         88%                    91%                          89%
TRANSACTION DATA:
  Sale Date                                               August, 2002                 July, 2002
  Sale Price ($)                                          $7,770,350                   $14,900,000
  Grantor                                                 Five States Associates, LP   WXI/SPN Real Estate LP
  Grantee                                                 Cashill, Spalding            Coolidge-CLK Casa de
                                                                                       Fuentes, LLC
  Sale Documentation                                      Document 216225              Document 212107
  Verification                                            Broker                       Broker
  Telephone Number
ESTIMATED PRO-FORMA:                                        Total $   $/Unit    $/SF     Total $   $/Unit    $/SF
                                                          ----------  ------   ------  ----------  ------   ------
  Potential Gross Income                                  $1,249,988  $8,224   $10.93  $2,438,255  $8,466   $10.10
  Vacancy/Credit Loss                                     $  131,014  $  862   $ 1.15  $  260,414  $  904   $ 1.08
  Effective Gross Income                                  $1,118,974  $7,362   $ 9.78  $2,177,841  $7,562   $ 9.02
  Operating Expenses                                      $  480,364  $3,160   $ 4.20  $1,031,690  $3,582   $ 4.27
  Net Operating Income                                    $  638,610  $4,201   $ 5.58  $1,146,151  $3,980   $ 4.75
NOTES:                                                    Sale price includes $170,350 The grantee also purchased
                                                          for repair of siding and     Aspen Lodge, Improved
                                                          paving                       Comparable I-3.
  PRICE PER UNIT                                                    $51,121                      $51,736
  PRICE PER SQUARE FOOT                                             $ 67.95                      $ 61.73
  EXPENSE RATIO                                                        42.9%                        47.4%
  EGIM                                                                 6.94                         6.84
  OVERALL CAP RATE                                                     8.22%                        7.69%
  Cap Rate based on Pro Forma or
    Actual Income?                                                   ACTUAL                        ACTUAL

                                          COMPARABLE                   COMPARABLE                  COMPARABLE
          DESCRIPTION                        I - 3                       I - 4                        I - 5
----------------------------------------------------------------------------------------------------------------------
  Property Name                    Aspen Lodge                Corinth Place Apartments     Concorde Bridge Townhomes
                                                                                           (now Sheridan Bridge)
LOCATION:
  Address                          8100 Perry Road            3815 Somerset Drive          8403 Carter Street
  City, State                      Overland Park, KS          Prairie Village, KS          Overland Park, KS
  County                           Johnson County             Johnson County               Johnson County
PHYSICAL CHARACTERISTICS:
  Net Rentable Area (SF)           277,054                    75,280                       403,196
  Year Built                       1987                       1986                         1971
  Number of Units                  307                        76                           248
  Unit Mix:                          Type              Total   Type                 Total    Type                Total
                                   1Br/1Ba              NA    1Br/Ba                  NA   1Br/Ba                 NA
                                   1Br/1Ba              NA    2Br/2Ba                 NA   2Br/2Ba                NA
                                   2Br/1Ba              NA
                                   2Br/2Ba              NA
                                   3Br/2Ba              NA
  Average Unit Size (SF)           902                        991                          1,626
  Land Area (Acre)                 33.5000                    6.9000                       25.8900
  Density (Units/Acre)             9.2                        11.0                         9.6
  Parking Ratio (Spaces/Unit)      1.49                       NA                           1.99
  Parking Type (Gr., Cov., etc.)   304 Open, 154 Covered      Open                         375 Open, 119 Covered
CONDITION:                         Average                    Average                      Average
APPEAL:                            Average                    Average                      Average
AMENITIES:
  Pool/Spa                         Yes/Yes                    Yes/No                       Yes/Yes
  Gym Room                         Yes                        Yes                          Yes
  Laundry Room                     Yes                        Yes                          Yes
  Secured Parking                  No                         No                           No
  Sport Courts                     Yes                        Yes                          No
  Washer/Dryer Connection          Yes                        Yes                          Yes
OCCUPANCY:                         90%                        97%                          94%
TRANSACTION DATA:
  Sale Date                        July, 2002                 May, 2001                    January, 2001
  Sale Price ($)                   $16,850,000                $5,268,658                   $16,801,300
  Grantor                          WXI/SPN Real Estate LP     Highwoods Realty Limited     Capreit Concorde Bridge
                                                              Partnership                  Limited Partnership
  Grantee                          Coolidge-CLK Aspen, LLC    TVO Corinth Place, LLC       Sheridan Ridge LLC
  Sale Documentation               Document 212108            Document 190389              Document 184907
  Verification                     Broker                     Broker                       Confidential
  Telephone Number
ESTIMATED PRO-FORMA:                 Total $   $/Unit   $/SF   Total $    $/Unit    $/SF     Total $   $/Unit    $/SF
                                   ----------  ------  -----  --------    ------    -----  ----------  -------   ----
  Potential Gross Income           $2,713,792  $8,840  $9.80  $737,573    $9,705    $9.80  $        0  $     0   $0.00
  Vacancy/Credit Loss              $  218,105  $  710  $0.79  $ 18,520    $  244    $0.25  $        0  $     0   $0.00
  Effective Gross Income           $2,495,687  $8,129  $9.01  $719,053    $9,461    $9.55  $2,589,305  $10,441   $6.42
  Operating Expenses               $1,122,740  $3,657  $4.05  $240,912    $3,170    $3.20  $  829,237  $ 3,344   $2.06
  Net Operating Income             $1,372,947  $4,472  $4.96  $478,141    $6,291    $6.35  $1,760,068  $ 7,097   $4.37
NOTES:                             The grantee also purchased This property was purchased  The sale price includes
                                   Casa de Fuentes, Improved  as part of a bulk sale. The  $1,201,300 in deferred
                                   Comparable I-2.            sale price was allocated     maintenance and renovation.
                                                              based on appraisals
  PRICE PER UNIT                             $54,886                   $69,324                       $67,747
  PRICE PER SQUARE FOOT                      $ 60.82                   $ 69.99                       $ 41.67
  EXPENSE RATIO                                 45.0%                     33.5%                         32.0%
  EGIM                                          6.75                      7.33                          6.49
  OVERALL CAP RATE                              8.15%                     9.08%                        10.48%
  Cap Rate based on Pro Forma or
    Actual Income?                            ACTUAL                    ACTUAL                     PRO FORMA

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 22
INDIAN CREEK VILLAGE, OVERLAND PARK, KANSAS

                               IMPROVED SALES MAP

                                      [MAP]

IMPROVED SALES ANALYSIS

The improved sales indicate a sales price range from $51,121 to $69,324 per unit. Adjustments have been made to the sales to reflect differences in location, age/condition and quality/appeal. Generally speaking, larger properties typically have a lower price per unit when compared to smaller properties, all else being equal. Similarly, those projects with a higher average unit size will generally have a higher price per unit. After appropriate adjustments are made, the improved sales demonstrate an adjusted range for the subject from $46,678 to $57,678 per unit with a mean or average adjusted price of $50,882 per unit. The median adjusted price is $50,132 per unit. Based on the following analysis, we have concluded to a value of $50,000 per unit, which results in an "as is" value of $13,600,000 (rounded after necessary adjustment, if any).

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 23
INDIAN CREEK VILLAGE, OVERLAND PARK, KANSAS

SALES ADJUSTMENT GRID

                                                                          COMPARABLE
            DESCRIPTION                       SUBJECT                        I - 1
-----------------------------------    ---------------------    -------------------------------
    Property Name                      Indian Creek Village     Nieman Square

    Address                            10382 Conser Street      11115 West 64th Terrace
    City                               Overland Park, Kansas    Shawnee, KS
    Sale Date                                                   August, 2002
    Sale Price ($)                                              $7,770,350
    Net Rentable Area (SF)             271,830                  114,359
    Number of Units                    273                      152
    Price Per Unit                                              $51,121
    Year Built                         1972                     1986
    Land Area (Acre)                   20.6400                  8.5500
VALUE ADJUSTMENTS                         DESCRIPTION              DESCRIPTION              ADJ.
    Property Rights Conveyed           Fee Simple Estate        Fee Simple Estate            0%
    Financing                                                   Cash To Seller               0%
    Conditions of Sale                                          Arm's Length                 0%
    Date of Sale (Time)                                         08-2002                      2%
VALUE AFTER TRANS. ADJUST. ($/UNIT)                                  $52,143
    Location                                                    Comparable                   0%
    Number of Units                    273                      152                         -5%
    Quality / Appeal                   Average                  Comparable                   0%
    Age / Condition                    1972                     1986 / Average              -5%
    Occupancy at Sale                  88%                      91%                          0%
    Amenities                          Average                  Comparable                   0%
    Average Unit Size (SF)             996                      752                          5%
PHYSICAL ADJUSTMENT                                                                         -5%
FINAL ADJUSTED VALUE ($/UNIT)                                        $49,536

                                                 COMPARABLE                       COMPARABLE
            DESCRIPTION                            I - 2                            I - 3
-----------------------------------    ------------------------------    ------------------------------
    Property Name                      Casa de Fuentes                   Aspen Lodge

    Address                            11700 Stearns                     8100 Perry Road
    City                               Overland Park, KS                 Overland Park, KS
    Sale Date                          July, 2002                        July, 2002
    Sale Price ($)                     $14,900,000                       $16,850,000
    Net Rentable Area (SF)             241,384                           277,054
    Number of Units                    288                               307
    Price Per Unit                     $51,736                           $54,886
    Year Built                         1986                              1987
    Land Area (Acre)                   30.1400                           33.5000
VALUE ADJUSTMENTS                         DESCRIPTION             ADJ.      DESCRIPTION             ADJ.
    Property Rights Conveyed           Fee Simple Estate           0%    Fee Simple Estate           0%
    Financing                          Cash To Seller              0%    Cash To Seller              0%
    Conditions of Sale                 Arm's Length                0%    Arm's Length                0%
    Date of Sale (Time)                07-2002                     2%    07-2002                     2%
VALUE AFTER TRANS. ADJUST. ($/UNIT)          $52,771                              $55,984
    Location                           Comparable                  0%    Comparable                  0%
    Number of Units                    288                         0%    307                         0%
    Quality / Appeal                   Comparable                  0%    Comparable                  0%
    Age / Condition                    1986 / Good                -5%    1987 / Average             -5%
    Occupancy at Sale                  89%                         0%    90%                         0%
    Amenities                          Comparable                  0%    Superior                   -5%
    Average Unit Size (SF)             838                         0%    902                         0%
PHYSICAL ADJUSTMENT                                               -5%                              -10%
FINAL ADJUSTED VALUE ($/UNIT)                $50,132                              $50,385

                                                COMPARABLE                             COMPARABLE
            DESCRIPTION                           I - 4                                   I - 5
-----------------------------------    ------------------------------    ----------------------------------------
    Property Name                      Corinth Place Apartments          Concorde Bridge Townhomes
                                                                         (now Sheridan Bridge)

    Address                            3815 Somerset Drive               8403 Carter Street
    City                               Prairie Village, KS               Overland Park, KS
    Sale Date                          May, 2001                         January, 2001
    Sale Price ($)                     $5,268,658                        $16,801,300
    Net Rentable Area (SF)             75,280                            403,196
    Number of Units                    76                                248
    Price Per Unit                     $69,324                           $67,747
    Year Built                         1986                              1971
    Land Area (Acre)                   6.9000                            25.8900
VALUE ADJUSTMENTS                         DESCRIPTION             ADJ.      DESCRIPTION                       ADJ.
    Property Rights Conveyed           Fee Simple Estate           0%    Fee Simple Estate                     0%
    Financing                          Cash To Seller              0%    Cash To Seller                        0%
    Conditions of Sale                 Arm's Length                0%    Arm's Length                          0%
    Date of Sale (Time)                05-2001                     4%    01-2001                               6%
VALUE AFTER TRANS. ADJUST. ($/UNIT)         $72,097                            $71,812
    Location                           Comparable                  0%    Comparable                            0%
    Number of Units                    76                        -15%    248                                   0%
    Quality / Appeal                   Comparable                  0%    Comparable                            0%
    Age / Condition                    1986 / Average             -5%    1971 / Average                        0%
    Occupancy at Sale                  97%                         0%    94%                                   0%
    Amenities                          Comparable                  0%    Comparable                            0%
    Average Unit Size (SF)             991                         0%    1,626                               -35%
PHYSICAL ADJUSTMENT                                              -20%                                        -35%
FINAL ADJUSTED VALUE ($/UNIT)               $57,678                            $46,678

SUMMARY

VALUE RANGE (PER UNIT)            $46,678 TO $57,678
MEAN (PER UNIT)                   $50,882
MEDIAN (PER UNIT)                 $50,132
VALUE CONCLUSION (PER UNIT)       $50,000

VALUE OF IMPROVEMENT & MAIN SITE                    $13,650,000
  DEFERRED MAINTENANCE                             -$    34,000
VALUE INDICATED BY SALES COMPARISON APPROACH        $13,616,000
ROUNDED                                             $13,600,000

NET OPERATING INCOME (NOI) ANALYSIS

We have also conducted a net operating income (NOI) comparison analysis. The NOI effectively takes into account the various physical, location, and operating aspects of the sale. When the subject's NOI is compared to the sale NOI, a percent adjustment can be arrived at. The following table illustrates this analysis.

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 24
INDIAN CREEK VILLAGE, OVERLAND PARK, KANSAS

                             NOI PER UNIT COMPARISON

                       SALE PRICE                   NOI/       SUBJECT NOI
COMPARABLE   NO. OF    ----------                --------     --------------   ADJUSTMENT    INDICATED
    NO.       UNITS    PRICE/UNIT      OAR       NOI/UNIT     SUBJ. NOI/UNIT     FACTOR     VALUE/UNIT
----------   ------   ------------   -------   ------------   --------------   ----------   ----------
    I-1        152    $  7,770,350      8.22%  $    638,610   $    1,204,988      1.051       $53,706
                      $     51,121             $      4,201   $        4,414
    I-2        288    $ 14,900,000      7.69%  $  1,146,151   $    1,204,988      1.109       $57,381
                      $     51,736             $      3,980   $        4,414
    I-3        307    $ 16,850,000      8.15%  $  1,372,947   $    1,204,988      0.987       $54,171
                      $     54,886             $      4,472   $        4,414
    I-4         76    $  5,268,658      9.08%  $    478,141   $    1,204,988      0.702       $48,637
                      $     69,324             $      6,291   $        4,414
    I-5        248    $ 16,801,300     10.48%  $  1,760,068   $    1,204,988      0.622       $42,134
                      $     67,747             $      7,097   $        4,414

                                   PRICE/UNIT

Low         High    Average      Median
$42,134    $57,381  $ 51,206    $   53,706

                VALUE ANALYSIS BASED ON COMPARABLES NOI PER UNIT

Estimated Price Per Unit              $    50,000
Number of Units                               273
                                     ------------
Value                                 $13,650,000
  Deferred Maintenance               -$    34,000
                                     ------------
Value Based on NOI Analysis           $13,616,000
                           Rounded    $13,600,000

The adjusted sales indicate a range of value between $42,134 and $57,381 per unit, with an average of $51,206 per unit. Based on the subject's competitive position within the improved sales, a value of $50,000 per unit is estimated. This indicates an "as is" market value of $13,600,000 (rounded after necessary adjustment, if any) for the NOI Per Unit Analysis.

EFFECTIVE GROSS INCOME MULTIPLIER (EGIM) ANALYSIS

The effective gross income multiplier (EGIM) is derived by dividing the sales price by the total effective gross income. The following table illustrates the EGIMs for the comparable improved sales.

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 25
INDIAN CREEK VILLAGE, OVERLAND PARK, KANSAS

                  EFFECTIVE GROSS INCOME MULTIPLIER COMPARISON

                      SALE PRICE
COMPARABLE   NO. OF   ----------       EFFECTIVE    OPERATING                     SUBJECT
    NO.       UNITS   PRICE/UNIT     GROSS INCOME    EXPENSE         OER       PROJECTED OER       EGIM
----------   -------  -----------    ------------   ----------   -----------   -------------    ----------
    I-1        152    $ 7,770,350    $  1,118,974   $  480,364      42.93%                         6.94
                      $    51,121
    I-2        288    $14,900,000    $  2,177,841   $1,031,690      47.37%                         6.84
                      $    51,736
    I-3        307    $16,850,000    $  2,495,687   $1,122,740      44.99%                         6.75
                      $    54,886                                                  42.71%
    I-4         76    $ 5,268,658    $    719,053   $  240,912      33.50%                         7.33
                      $    69,324
    I-5        248    $16,801,300    $  2,589,305   $  829,237      32.03%                         6.49
                      $    67,747

                                      EGIM

 Low     High       Average    Median
-----   ------      -------    ------
6.49     7.33        6.87      6.84

                  VALUE ANALYSIS BASED ON EGIM'S OF COMPARABLE SALES

Estimate EGIM                                              6.25
                                                   ------------
Subject EGI                                         $ 2,222,472

Value                                               $13,890,450
  Deferred Maintenance                             -$    34,000
                                                   ------------
Value Based on EGIM Analysis                        $13,856,450
                                Rounded             $13,900,000

                    Value Per Unit                  $    50,916

There is an inverse relationship, which generally holds among EGIMs and operating expenses. Properties, which have higher expense ratios, typically sell for relatively less and therefore produce a lower EGIM. As will be illustrated in the Income Capitalization Approach of this report, the subject's operating expense ratio (OER) is estimated at 42.71% before reserves. The comparable sales indicate a range of expense ratios from 32.03% to 47.37%, while their EGIMs range from 6.49 to 7.33. Overall, we conclude to an EGIM of 6.25, which results in an "as is" value estimate in the EGIM Analysis of $13,900,000.

SALES COMPARISON CONCLUSION

The three valuation methods in the Sales Comparison Approach are shown below. The overall value via the Sales Comparison Approach is estimated at $13,700,000.

Price Per Unit                       $13,600,000
NOI Per Unit                         $13,600,000
EGIM Analysis                        $13,900,000

Sales Comparison Conclusion          $13,700,000

AMERICAN APPRAISAL ASSOCIATES, INC.      INCOME CAPITALIZATION APPROACH PAGE 26
INDIAN CREEK VILLAGE, OVERLAND PARK, KANSAS

                       INCOME CAPITALIZATION APPROACH

The income capitalization approach is based on the premise that value is created by the expectation of future benefits. We estimated the present value of those benefits to derive an indication of the amount that a prudent, informed purchaser-investor would pay for the right to receive them as of the date of value.

This approach requires an estimate of the NOI of a property. The estimated NOI is then converted to a value indication by use of either the direct capitalization or the discounted cash flow analysis (yield capitalization).

Direct capitalization uses a single year's stabilized NOI as a basis for a value indication by dividing the income by a capitalization rate. The rate chosen accounts for a recapture of the investment by the investor and should reflect all factors that influence the value of the property, such as tenant quality, property condition, neighborhood change, market trends, interest rates, and inflation. The rate may be extracted from local market transactions or, when transaction evidence is lacking, obtained from trade sources.

A discounted cash flow analysis focuses on the operating cash flows expected from the property and the proceeds of a hypothetical sale at the end of a holding period (the reversion). The cash flows and reversion are discounted to their present values using a market-derived discount rate and are added together to obtain a value indication. Because benefits to be received in the future are worth less than the same benefits received in the present, this method weights income in the early years more heavily than the income and the sale proceeds to be received later. The strength of the discounted cash flow method is its ability to recognize variations in projected net income, such as those caused by inflation, stepped leases, neighborhood change, or tenant turnover. Its weakness is that it requires many judgments regarding the actions of likely buyers and sellers of the property in the future.

In some situations, both methods yield a similar result. The discounted cash flow method is typically more appropriate for the analysis of investment properties with multiple or long-term leases, particularly leases with cancellation clauses or renewal options. It is especially useful for multi-tenant properties in volatile markets. The direct capitalization

AMERICAN APPRAISAL ASSOCIATES, INC.      INCOME CAPITALIZATION APPROACH PAGE 27
INDIAN CREEK VILLAGE, OVERLAND PARK, KANSAS

method is normally more appropriate for properties with relatively stable operating histories and expectations.

A pro forma analysis for the first year of the investment is made to estimate a reasonable potential net operating income for the Subject Property. Such an analysis entails an estimate of the gross income the property should command in the marketplace. From this total gross income must be deducted an allowance for vacancy/collection loss and operating expenses as dictated by general market conditions and the overall character of the subject's tenancy and leased income to arrive at a projected estimate of net operating income. Conversion of the net operating income to an indication of value is accomplished by the process of capitalization, as derived primarily from market data.

MARKET RENT ANALYSIS

In order to determine a market rental rate for the subject, a survey of competing apartment communities was performed. This survey was displayed previously in the market analysis section of the report. Detailed information pertaining to each of the comparable rental communities, along with photographs, is presented in the Addenda of this report.

The following charts display the subject's current asking and actual rent rates as well as a comparison with the previous referenced comparable rental properties.

                        SUMMARY OF ACTUAL AVERAGE RENTS

                                Average
              Unit Area   -----------------
Unit Type     (Sq. Ft.)   Per Unit   Per SF   % Occupied
--------------------------------------------------------
1Br/1Ba           617       $530     $ 0.86      90.0%
1Br/1Ba           878       $570     $ 0.65      80.0%
2Br/1Ba          1165       $790     $ 0.68      93.0%
2Br/2Ba          1274       $800     $ 0.63     100.0%
3Br/2Ba          1287       $900     $ 0.70      91.0%
3Br/2Ba, TH      1845       $840     $ 0.46      97.0%

AMERICAN APPRAISAL ASSOCIATES, INC.      INCOME CAPITALIZATION APPROACH PAGE 28
INDIAN CREEK VILLAGE, OVERLAND PARK, KANSAS

                                  RENT ANALYSIS

                                                                                      COMPARABLE RENTS
                                                               -------------------------------------------------------------
                                                                  R-1          R-2           R-3          R-4         R-5
                                                               -------------------------------------------------------------
                                                                                                        Highland
                                                               Sunny Oak                                  Ridge      Skyler
                                                                Village    Essex Place   Pebblebrook   Apartments    Ridge
                                                               -------------------------------------------------------------
                                                                                   COMPARISON TO SUBJECT
                                           SUBJECT   SUBJECT   -------------------------------------------------------------
                            SUBJECT UNIT   ACTUAL    ASKING    Slightly                   Slightly      Slightly    Slightly
       DESCRIPTION              TYPE        RENT      RENT     Superior      Similar      Superior      Superior    Superior
----------------------------------------------------------------------------------------------------------------------------
Monthly Rent                1Br/1Ba        $   530   $   559    $   529      $   605                     $  500      $  638
Unit Area (SF)                                 617       617        720          700                        578         681
Monthly Rent Per Sq. Ft.                   $  0.86   $  0.91    $  0.73      $  0.86                     $ 0.87      $ 0.94

Monthly Rent                1Br/1Ba        $   570   $   589                 $   700       $   625       $  637      $  690
Unit Area (SF)                                 878       878                     934           600          637         821
Monthly Rent Per Sq. Ft.                   $  0.65   $  0.67                 $  0.75       $  1.04       $ 1.00      $ 0.84

Monthly Rent                2Br/1Ba        $   790   $   859    $   629      $   740                     $  750      $  750
Unit Area (SF)                               1,165     1,165        840          925                        840         972
Monthly Rent Per Sq. Ft.                   $  0.68   $  0.74    $  0.75      $  0.80                     $ 0.89      $ 0.77

Monthly Rent                2Br/2Ba        $   800   $   869    $   654      $   898       $   805       $  923      $  699
Unit Area (SF)                               1,274     1,274      1,017        1,256           900        1,125       1,018
Monthly Rent Per Sq. Ft.                   $  0.63   $  0.68    $  0.64      $  0.71       $  0.89       $ 0.82      $ 0.69

Monthly Rent                3Br/2Ba        $   900   $   889    $   799                                              $  895
Unit Area (SF)                               1,287     1,287      1,225                                               1,157
Monthly Rent Per Sq. Ft.                   $  0.70   $  0.69    $  0.65                                              $ 0.77

Monthly Rent                3Br/2Ba, TH    $   840   $ 1,299    $   899      $ 1,210
Unit Area (SF)                               1,845     1,845      1,500        1,945
Monthly Rent Per Sq. Ft.                   $  0.46   $  0.70    $  0.60      $  0.62

DESCRIPTION                   MIN       MAX     MEDIAN   AVERAGE
----------------------------------------------------------------
Monthly Rent                $   500   $   638   $  567   $   568
Unit Area (SF)                  578       720      691       670
Monthly Rent Per Sq. Ft.    $  0.73   $  0.94   $ 0.86   $  0.85

Monthly Rent                $   625   $   700   $  664   $   663
Unit Area (SF)                  600       934      729       748
Monthly Rent Per Sq. Ft.    $  0.75   $  1.04   $ 0.92   $  0.91

Monthly Rent                $   629   $   750   $  745   $   717
Unit Area (SF)                  840       972      883       894
Monthly Rent Per Sq. Ft.    $  0.75   $  0.89   $ 0.79   $  0.80

Monthly Rent                $   654   $   923   $  805   $   796
Unit Area (SF)                  900     1,256    1,018     1,063
Monthly Rent Per Sq. Ft.    $  0.64   $  0.89   $ 0.71   $  0.75

Monthly Rent                $   799   $   895   $  847   $   847
Unit Area (SF)                1,157     1,225    1,191     1,191
Monthly Rent Per Sq. Ft.    $  0.65   $  0.77   $ 0.71   $  0.71

Monthly Rent                $   899   $ 1,210   $1,055   $ 1,055
Unit Area (SF)                1,500     1,945    1,723     1,723
Monthly Rent Per Sq. Ft.    $  0.60   $  0.62   $ 0.61   $  0.61

CONCLUDED MARKET RENTAL RATES AND TERMS

Based on this analysis above, the subject's concluded market rental rates and gross rental income is calculated as follows:

                            GROSS RENTAL INCOME PROJECTION

                                                 Market Rent
                                  Unit Area   -----------------   Monthly      Annual
Unit Type       Number of Units   (Sq. Ft.)   Per Unit   Per SF    Income      Income
---------------------------------------------------------------------------------------
1Br/1Ba               36              617      $  560    $ 0.91   $ 20,160   $  241,920
1Br/1Ba              140              878      $  590    $ 0.67   $ 82,600   $  991,200
2Br/1Ba                4            1,165      $  860    $ 0.74   $  3,440   $   41,280
2Br/2Ba               77            1,274      $  870    $ 0.68   $ 66,990   $  803,880
3Br/2Ba               10            1,287      $  890    $ 0.69   $  8,900   $  106,800
3Br/2Ba, TH            6            1,845      $1,000    $ 0.54   $  6,000   $   72,000
                                                          Total   $188,090   $2,257,080

PRO FORMA ANALYSIS

For purposes of this appraisal, we were provided with income and expense data for the subject property. A summary of this data is presented on the following page.

AMERICAN APPRAISAL ASSOCIATES, INC.      INCOME CAPITALIZATION APPROACH PAGE 29
INDIAN CREEK VILLAGE, OVERLAND PARK, KANSAS

SUMMARY OF HISTORICAL INCOME & EXPENSES

                              FISCAL YEAR     2000     FISCAL YEAR     2001     FISCAL YEAR     2002     FISCAL YEAR     2003
                              -------------------------------------------------------------------------------------------------
                                       ACTUAL                  ACTUAL                   ACTUAL             MANAGEMENT BUDGET
                              -------------------------------------------------------------------------------------------------
        DESCRIPTION              TOTAL      PER UNIT      TOTAL      PER UNIT     TOTAL       PER UNIT     TOTAL       PER UNIT
-------------------------------------------------------------------------------------------------------------------------------
Revenues
   Rental Income              $ 2,343,886   $  8,586   $ 2,393,324   $  8,767   $ 1,418,895   $  5,197   $ 2,271,600   $  8,321

   Vacancy                    $   145,705   $    534   $   155,115   $    568   $   151,344   $    554   $   189,260   $    693
   Credit Loss/Concessions    $    36,929   $    135   $    90,771   $    332   $    55,335   $    203   $    70,080   $    257
                              -------------------------------------------------------------------------------------------------
      Subtotal                $   182,634   $    669   $   245,886   $    901   $   206,679   $    757   $   259,340   $    950

   Laundry Income             $    19,958   $     73   $    19,047   $     70   $    11,280   $     41   $    24,240   $     89
   Garage Revenue             $         0   $      0   $         0   $      0   $         0   $      0   $         0   $      0
   Other Misc. Revenue        $    93,003   $    341   $   146,711   $    537   $   101,256   $    371   $   168,504   $    617
                              -------------------------------------------------------------------------------------------------
      Subtotal Other Income   $   112,961   $    414   $   165,758   $    607   $   112,536   $    412   $   192,744   $    706

                              -------------------------------------------------------------------------------------------------
Effective Gross Income        $ 2,274,213   $  8,330   $ 2,313,196   $  8,473   $ 1,324,752   $  4,853   $ 2,205,004   $  8,077

Operating Expenses
   Taxes                      $   113,303   $    415   $   112,288   $    411   $    74,049   $    271   $   124,176   $    455
   Insurance                  $    59,557   $    218   $    71,586   $    262   $    56,071   $    205   $    52,408   $    192
   Utilities                  $   153,876   $    564   $   174,057   $    638   $   102,160   $    374   $   139,984   $    513
   Repair & Maintenance       $    32,444   $    119   $    55,393   $    203   $    48,189   $    177   $    60,764   $    223
   Cleaning                   $    25,580   $     94   $    25,601   $     94   $    15,698   $     58   $         0   $      0
   Landscaping                $    47,560   $    174   $    33,143   $    121   $    10,196   $     37   $    65,500   $    240
   Security                   $         0   $      0   $         0   $      0   $         0   $      0   $         0   $      0
   Marketing & Leasing        $    51,309   $    188   $    43,245   $    158   $    27,914   $    102   $    46,040   $    169
   General Administrative     $   295,033   $  1,081   $   305,091   $  1,118   $   158,914   $    582   $   250,044   $    916
   Management                 $   115,313   $    422   $   119,995   $    440   $    61,945   $    227   $   110,004   $    403
   Miscellaneous              $    69,367   $    254   $    63,312   $    232   $    40,220   $    147   $    62,592   $    229

                              -------------------------------------------------------------------------------------------------
Total Operating Expenses      $   963,342   $  3,529   $ 1,003,711   $  3,677   $   595,356   $  2,181   $   911,512   $  3,339

   Reserves                   $         0   $      0   $         0   $      0   $         0   $      0   $         0   $      0

                              -------------------------------------------------------------------------------------------------
Net Income                    $ 1,310,871   $  4,802   $ 1,309,485   $  4,797   $   729,396   $  2,672   $ 1,293,492   $  4,738

                              ANNUALIZED      2003
                              ----------------------
                                    PROJECTION                  AAA PROJECTION
                              -------------------------------------------------------
DESCRIPTION                   TOTAL         PER UNIT      TOTAL      PER UNIT     %
-------------------------------------------------------------------------------------
Revenues
   Rental Income              $ 2,269,436   $  8,313   $ 2,257,080   $  8,268   100.0%

   Vacancy                    $   208,736   $    765   $   157,996   $    579     7.0%
   Credit Loss/Concessions    $   280,504   $  1,027   $    67,712   $    248     3.0%
                              -------------------------------------------------------
      Subtotal                $   489,240   $  1,792   $   225,708   $    827    10.0%

   Laundry Income             $    21,160   $     78   $    13,650   $     50     0.6%
   Garage Revenue             $         0   $      0   $         0   $      0     0.0%
   Other Misc. Revenue        $   246,720   $    904   $   177,450   $    650     7.9%
                              -------------------------------------------------------
      Subtotal Other Income   $   267,880   $    981   $   191,100   $    700     8.5%

                              -------------------------------------------------------
Effective Gross Income        $ 2,048,076   $  7,502   $ 2,222,472   $  8,141   100.0%

Operating Expenses
   Taxes                     ($   104,664) -$    383   $    81,900   $    300     3.7%
   Insurance                  $    82,700   $    303   $    68,250   $    250     3.1%
   Utilities                  $   185,676   $    680   $   150,150   $    550     6.8%
   Repair & Maintenance       $    37,000   $    136   $    54,600   $    200     2.5%
   Cleaning                   $    22,776   $     83   $    25,935   $     95     1.2%
   Landscaping                $     8,016   $     29   $    40,950   $    150     1.8%
   Security                   $         0   $      0   $         0   $      0     0.0%
   Marketing & Leasing        $    45,060   $    165   $    47,775   $    175     2.1%
   General Administrative     $   235,984   $    864   $   300,300   $  1,100    13.5%
   Management                 $   107,296   $    393   $   111,124   $    407     5.0%
   Miscellaneous              $   100,576   $    368   $    68,250   $    250     3.1%

                              -------------------------------------------------------
Total Operating Expenses      $   720,420   $  2,639   $   949,234   $  3,477    42.7%

   Reserves                   $         0   $      0   $    68,250   $    250     7.2%

                              -------------------------------------------------------
Net Income                    $ 1,327,656   $  4,863   $ 1,204,988   $  4,414    54.2%

REVENUES AND EXPENSES

The subject's revenue and expense projections are displayed on the previous chart. Rental income is based on the market analysis previously discussed. Other income consists of forfeited deposits, laundry income, late rent payments, month to month fees, pet fees, vending machine revenue, etc.

We forecasted the property's annual operating expenses after reviewing its historical performance at the subject property. We analyzed each item of expense and attempted to forecast amounts a typical informed investor would consider reasonable.

VACANCY AND COLLECTION LOSS

An investor is primarily interested in the annual revenue an income property is likely to produce over a specified period of time, rather than the income it could produce if it were always 100% occupied and all tenants were paying their rent in full and on time. An investor normally expects some income loss as tenants vacate, fail to pay rent, or pay their rent late.

We have projected a stabilized vacancy and collection loss rate of 10% based on the subject's historical performance, as well as the anticipated future market conditions.

AMERICAN APPRAISAL ASSOCIATES, INC.      INCOME CAPITALIZATION APPROACH PAGE 30
INDIAN CREEK VILLAGE, OVERLAND PARK, KANSAS

RESERVES FOR REPLACEMENT

"Reserves for replacements" is a contingency account allocated to the expenses of the property to provide for replacement of short-lived items and for unforeseen necessary capital expenditures. We have utilized the Korpacz Real Estate Investor Survey of the national apartment market, which reports a range of replacement reserves between $150 and $400 per unit. For purposes of this analysis, we have included an allowance of $250 per unit for reserves for replacement.

CAPITAL EXPENDITURES

Capital expenditures represent expenses for immediate repair or replacement of items that have average to long lives. Based on our inspection of the property as well as discussions with property management personnel, there are some major items remaining in need of repair or replacement that would require an expense beyond our reserves for replacement. Therefore an additional $34,000 has been deducted.

DISCOUNTED CASH FLOW ANALYSIS

As the subject is a multi-tenant income property, the Discounted Cash Flow Method is considered appropriate. This method is especially meaningful in that it isolates the timing of the annual cash flows and discounts them, along with the expected equity reversion, to a present value. The present value of the cash flow is added to the present value of the reversion, resulting in a total property value.

INVESTMENT CRITERIA

Appropriate investment criteria will be derived for the subject based upon analysis of comparable sales and a survey of real estate investors. The following table summarizes the findings of Korpacz National Investor Survey for the most recent period.

                        KORPACZ NATIONAL INVESTOR SURVEY
                                1ST QUARTER 2003
                            NATIONAL APARTMENT MARKET

                        CAPITALIZATION RATES
          -----------------------------------------------
                 GOING-IN                 TERMINAL
          -----------------------------------------------
           LOW            HIGH      LOW             HIGH
          -----------------------------------------------
RANGE     6.00%           10.00%    7.00%           10.00%
AVERAGE           8.14%                     8.47%

AMERICAN APPRAISAL ASSOCIATES, INC.      INCOME CAPITALIZATION APPROACH PAGE 31
INDIAN CREEK VILLAGE, OVERLAND PARK, KANSAS

                               SUMMARY OF OVERALL
                              CAPITALIZATION RATES

COMP. NO.   SALE DATE   OCCUP.   PRICE/UNIT    OAR
----------------------------------------------------
I-1           Aug-02      91%     $ 51,121     8.22%
I-2           Jul-02      89%     $ 51,736     7.69%
I-3           Jul-02      90%     $ 54,886     8.15%
I-4           May-01      97%     $ 69,324     9.08%
I-5           Jan-01      94%     $ 67,747    10.48%
                                       High   10.48%
                                        Low    7.69%
                                    Average    8.72%

Based on this information, we have concluded the subject's overall capitalization rate should be 9.00%. The terminal capitalization rate is applied to the net operating income estimated for the year following the end of the holding period. Based on the concluded overall capitalization rate, the age of the property and the surveyed information, we have concluded the subject's terminal capitalization rate to be 10.00%. Finally, the subject's discount rate or yield rate is estimated based on the previous investor survey and an examination of returns available on alternative investments in the market. Based on this analysis, the subject's discount rate is estimated to be 11.00%.

HOLDING PERIOD

The survey of investors indicates that most investors are completing either 10-year cash flows or extending the analysis to the end of the lease if it is more than 10-years. A 10-year period has been used in the analysis of the subject with the eleventh year stabilized NOI used to determine the reversion.

SELLING COSTS

Sales of similar size properties are typically accomplished with the aid of a broker and will also incur legal and other transaction related cost. Based on our survey of brokers and a review of institutional investor projections, an allowance of 2.00% of the sale amount is applied.

DISCOUNTED CASH FLOW CONCLUSION

Discounting the annual cash flows and the equity reversion at the selected rate of 11.00% indicates a value of $13,800,000. In this instance, the reversion figure contributes approximately 40% of the total value. Investors surveyed for this assignment indicated they

AMERICAN APPRAISAL ASSOCIATES, INC.      INCOME CAPITALIZATION APPROACH PAGE 32
INDIAN CREEK VILLAGE, OVERLAND PARK, KANSAS

would prefer to have the cash flow contribute anywhere from 50% to 60%. Overall, the blend seems reasonable. The cash flow and pricing matrix are located on the following pages.

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 33
INDIAN CREEK VILLAGE, OVERLAND PARK, KANSAS

DISCOUNTED CASH FLOW ANALYSIS

                              INDIAN CREEK VILLAGE

                YEAR                     APR-2004      APR-2005      APR-2006      APR-2007      APR-2008       APR-2009
             FISCAL YEAR                    1             2             3             4             5               6
-------------------------------------------------------------------------------------------------------------------------
REVENUE
   Base Rent                            $2,257,080    $2,302,222    $2,371,288    $2,442,427    $2,515,700    $2,591,171

   Vacancy                              $  157,996    $  161,156    $  165,990    $  170,970    $  176,099    $  181,382
   Credit Loss                          $   67,712    $   69,067    $   71,139    $   73,273    $   75,471    $   77,735
   Concessions                          $        0    $        0    $        0    $        0    $        0    $        0
                                        --------------------------------------------------------------------------------
     Subtotal                           $  225,708    $  230,222    $  237,129    $  244,243    $  251,570    $  259,117

   Laundry Income                       $   13,650    $   13,923    $   14,341    $   14,771    $   15,214    $   15,670
   Garage Revenue                       $        0    $        0    $        0    $        0    $        0    $        0
   Other Misc. Revenue                  $  177,450    $  180,999    $  186,429    $  192,022    $  197,782    $  203,716
                                        --------------------------------------------------------------------------------

      Subtotal Other Income             $  191,100    $  194,922    $  200,770    $  206,793    $  212,997    $  219,386
                                        --------------------------------------------------------------------------------
EFFECTIVE GROSS INCOME                  $2,222,472    $2,266,921    $2,334,929    $2,404,977    $2,477,126    $2,551,440

OPERATING EXPENSES:
   Taxes                                $   81,900    $   84,357    $   86,888    $   89,494    $   92,179    $   94,945
   Insurance                            $   68,250    $   70,298    $   72,406    $   74,579    $   76,816    $   79,120
   Utilities                            $  150,150    $  154,655    $  159,294    $  164,073    $  168,995    $  174,065
   Repair & Maintenance                 $   54,600    $   56,238    $   57,925    $   59,663    $   61,453    $   63,296
   Cleaning                             $   25,935    $   26,713    $   27,514    $   28,340    $   29,190    $   30,066
   Landscaping                          $   40,950    $   42,179    $   43,444    $   44,747    $   46,090    $   47,472
   Security                             $        0    $        0    $        0    $        0    $        0    $        0
   Marketing & Leasing                  $   47,775    $   49,208    $   50,684    $   52,205    $   53,771    $   55,384
   General Administrative               $  300,300    $  309,309    $  318,588    $  328,146    $  337,990    $  348,130
   Management                           $  111,124    $  113,346    $  116,746    $  120,249    $  123,856    $  127,572
   Miscellaneous                        $   68,250    $   70,298    $   72,406    $   74,579    $   76,816    $   79,120

                                        --------------------------------------------------------------------------------
TOTAL OPERATING EXPENSES                $  949,234    $  976,599    $1,005,897    $1,036,074    $1,067,157    $1,099,171

   Reserves                             $   68,250    $   70,298    $   72,406    $   74,579    $   76,816    $   79,120

                                        --------------------------------------------------------------------------------
NET OPERATING INCOME                    $1,204,988    $1,220,025    $1,256,625    $1,294,324    $1,333,154    $1,373,148

   Operating Expense Ratio (% of EGI)         42.7%         43.1%         43.1%         43.1%         43.1%         43.1%
   Operating Expense Per Unit           $    3,477    $    3,577    $    3,685    $    3,795    $    3,909    $    4,026

                YEAR                     APR-2010      APR-2011      APR-2012      APR-2013      APR-2014
             FISCAL YEAR                    7             8             9             10            11
-----------------------------------------------------------------------------------------------------------
REVENUE
   Base Rent                            $2,668,906    $2,748,973    $2,831,442    $2,916,385    $3,003,877

   Vacancy                              $  186,823    $  192,428    $  198,201    $  204,147    $  210,271
   Credit Loss                          $   80,067    $   82,469    $   84,943    $   87,492    $   90,116
   Concessions                          $        0    $        0    $        0    $        0    $        0
                                        ------------------------------------------------------------------
     Subtotal                           $  266,891    $  274,897    $  283,144    $  291,639    $  300,388

   Laundry Income                       $   16,141    $   16,625    $   17,124    $   17,637    $   18,166
   Garage Revenue                       $        0    $        0    $        0    $        0    $        0
   Other Misc. Revenue                  $  209,827    $  216,122    $  222,606    $  229,284    $  236,163
                                        ------------------------------------------------------------------
      Subtotal Other Income             $  225,968    $  232,747    $  239,729    $  246,921    $  254,329

                                        ------------------------------------------------------------------
EFFECTIVE GROSS INCOME                  $2,627,983    $2,706,823    $2,788,027    $2,871,668    $2,957,818

OPERATING EXPENSES:

   Taxes                                $   97,793    $  100,727    $  103,748    $  106,861    $  110,067
   Insurance                            $   81,494    $   83,939    $   86,457    $   89,051    $   91,722
   Utilities                            $  179,287    $  184,666    $  190,206    $  195,912    $  201,789
   Repair & Maintenance                 $   65,195    $   67,151    $   69,166    $   71,241    $   73,378
   Cleaning                             $   30,968    $   31,897    $   32,854    $   33,839    $   34,854
   Landscaping                          $   48,896    $   50,363    $   51,874    $   53,430    $   55,033
   Security                             $        0    $        0    $        0    $        0    $        0
   Marketing & Leasing                  $   57,046    $   58,757    $   60,520    $   62,336    $   64,206
   General Administrative               $  358,574    $  369,331    $  380,411    $  391,823    $  403,578
   Management                           $  131,399    $  135,341    $  139,401    $  143,583    $  147,891
   Miscellaneous                        $   81,494    $   83,939    $   86,457    $   89,051    $   91,722

                                        ------------------------------------------------------------------
TOTAL OPERATING EXPENSES                $1,132,146    $1,166,111    $1,201,094    $1,237,127    $1,274,241

   Reserves                             $   81,494    $   83,939    $   86,457    $   89,051    $   91,722

                                        ------------------------------------------------------------------
NET OPERATING INCOME                    $1,414,343    $1,456,773    $1,500,476    $1,545,491    $1,591,855

   Operating Expense Ratio (% of EGI)         43.1%         43.1%         43.1%         43.1%         43.1%
   Operating Expense Per Unit           $    4,147    $    4,271    $    4,400    $    4,532    $    4,668

Estimated Stabilized NOI $1,204,988  Sales Expense Rate  2.00%
Months to Stabilized              1  Discount Rate      11.00%
Stabilized Occupancy           93.0% Terminal Cap Rate  10.00%

Gross Residual Sale Price $15,918,553   Deferred
                                            Maintenance      -$    34,000
  Less: Sales Expense     $   318,371   Add: Excess Land      $         0
                          -----------
Net Residual Sale Price   $15,600,182   Other Adjustments     $         0
                                                             ------------
PV of Reversion           $ 5,494,142   Value Indicated By
                                                     "DCF"    $13,781,967
Add: NPV of NOI           $ 8,321,825              Rounded    $13,800,000
                          -----------
PV Total                  $13,815,967


                          "DCF" VALUE SENSITIVITY TABLE

                                              DISCOUNT RATE
------------------------------------------------------------------------------------------
        TOTAL VALUE           10.50%       10.75%       11.00%       11.25%       11.50%
------------------------------------------------------------------------------------------
                    9.50%  $14,572,692  $14,336,337  $14,105,133  $13,878,951  $13,657,664
                    9.75%  $14,417,554  $14,184,665  $13,956,843  $13,733,960  $13,515,892
TERMINAL CAP RATE  10.00%  $14,270,173  $14,040,577  $13,815,967  $13,596,218  $13,381,207
                   10.25%  $14,129,981  $13,903,518  $13,681,964  $13,465,196  $13,253,093
                   10.50%  $13,996,465  $13,772,985  $13,554,342  $13,340,412  $13,131,080

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 34
INDIAN CREEK VILLAGE, OVERLAND PARK, KANSAS

INCOME LOSS DURING LEASE-UP

The subject is currently near or at a stabilized condition. Therefore, there is no income loss during lease-up at the subject property.

CONCESSIONS

Concessions have historically not been utilized at the subject property or in the subject's market. Therefore, no adjustment was included for concessions.

DIRECT CAPITALIZATION METHOD

After having projected the income and expenses for the property, the next step in the valuation process is to capitalize the net income into an estimate of value. The selected overall capitalization rate ("OAR") covers both return on and return of capital. It is the overall rate of return an investor expects.

After considering the market transactions and the investor surveys, we previously conclude that an overall rate of 9.00% percent is applicable to the subject. The results of our direct capitalization analysis are as follows:

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 35
INDIAN CREEK VILLAGE, OVERLAND PARK, KANSAS

                              INDIAN CREEK VILLAGE

                                                               TOTAL        PER SQ. FT.      PER UNIT      % OF EGI
-------------------------------------------------------------------------------------------------------------------
REVENUE
    Base Rent                                              $  2,257,080     $      8.30    $      8,268

    Less: Vacancy & Collection Loss            10.00%      $    225,708     $      0.83    $        827

    Plus: Other Income
       Laundry Income                                      $     13,650     $      0.05    $         50      0.61%
       Garage Revenue                                      $          0     $      0.00    $          0      0.00%
       Other Misc. Revenue                                 $    177,450     $      0.65    $        650      7.98%
                                                           ------------------------------------------------------
           Subtotal Other Income                           $    191,100     $      0.70    $        700      8.60%

EFFECTIVE GROSS INCOME                                     $  2,222,472     $      8.18    $      8,141

OPERATING EXPENSES:
    Taxes                                                  $     81,900     $      0.30    $        300      3.69%
    Insurance                                              $     68,250     $      0.25    $        250      3.07%
    Utilities                                              $    150,150     $      0.55    $        550      6.76%
    Repair & Maintenance                                   $     54,600     $      0.20    $        200      2.46%
    Cleaning                                               $     25,935     $      0.10    $         95      1.17%
    Landscaping                                            $     40,950     $      0.15    $        150      1.84%
    Security                                               $          0     $      0.00    $          0      0.00%
    Marketing & Leasing                                    $     47,775     $      0.18    $        175      2.15%
    General Administrative                                 $    300,300     $      1.10    $      1,100     13.51%
    Management                                  5.00%      $    111,124     $      0.41    $        407      5.00%
    Miscellaneous                                          $     68,250     $      0.25    $        250      3.07%

TOTAL OPERATING EXPENSES                                   $    949,234     $      3.49    $      3,477     42.71%

    Reserves                                               $     68,250     $      0.25    $        250      3.07%

                                                           ------------------------------------------------------
NET OPERATING INCOME                                       $  1,204,988     $      4.43    $      4,414     54.22%
                                                           ======================================================

    "GOING IN" CAPITALIZATION RATE                                 9.00%

    VALUE INDICATION                                       $ 13,388,760     $     49.25    $     49,043

    DEFERRED MAINTENANCE                                  ($     34,000)

    LESS: LEASE-UP COST

    (OTHER VALUE ADJUSTMENTS)

    "AS IS" VALUE INDICATION
         (DIRECT CAPITALIZATION APPROACH)                  $ 13,354,760

                                  ROUNDED                  $ 13,400,000     $     49.30    $     49,084

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 36
INDIAN CREEK VILLAGE, OVERLAND PARK, KANSAS

                  DIRECT CAPITALIZATION VALUE SENSITIVITY TABLE

CAP RATE            VALUE               ROUNDED            $/UNIT            $/SF
----------------------------------------------------------------------------------
 8.25%           $14,571,920          $14,600,000          $53,480          $53.71
 8.50%           $14,142,334          $14,100,000          $51,648          $51.87
 8.75%           $13,737,296          $13,700,000          $50,183          $50.40
 9.00%           $13,354,760          $13,400,000          $49,084          $49.30
 9.25%           $12,992,902          $13,000,000          $47,619          $47.82
 9.50%           $12,650,088          $12,700,000          $46,520          $46.72
 9.75%           $12,324,855          $12,300,000          $45,055          $45.25

CONCLUSION BY THE DIRECT CAPITALIZATION METHOD

Applying the capitalization rate to our estimated NOI results in an estimated value of $13,400,000.

CORRELATION AND CONCLUSION BY THE INCOME APPROACH

The two methods used to estimate the market value of the subject property by the income approach resulted in the following indications of value:

Discounted Cash Flow Analysis      $13,800,000
Direct Capitalization Method       $13,400,000

Giving consideration to the indicated values provided by both techniques, we have concluded the estimated value by the income capitalization approach to be $13,600,000.

AMERICAN APPRAISAL ASSOCIATES, INC.        RECONCILIATION AND CONCLUSION PAGE 37
INDIAN CREEK VILLAGE, OVERLAND PARK, KANSAS

                          RECONCILIATION AND CONCLUSION

This appraisal was made to express an opinion as of the Market Value of the fee simple estate in the property.

AS IS MARKET VALUE OF THE FEE SIMPLE ESTATE

Cost Approach                           Not Utilized
Sales Comparison Approach                $13,700,000
Income Approach                          $13,600,000
Reconciled Value                         $13,600,000

The Income Capitalization Method is considered a reliable indicator of value. Income and expenses were estimated and projected based on historical operating statements and market oriented expenses. This method is primarily used by investors in their underwriting analysis. Furthermore, there was good support for an overall rate in the Direct Capitalization Method.

The Sales Comparison Approach to value supported the value conclusion by the Income Approach and was given secondary consideration. Investment-grade, income-producing properties such as the subject are not typically traded based on cost. Therefore, the Cost Approach has not been considered in our valuation.

FINAL VALUE - FEE SIMPLE ESTATE

Based on the investigation and premise outlined, it is our opinion that as of May 8, 2003 the market value of the fee simple estate in the property is:

                                   $13,600,000

AMERICAN APPRAISAL ASSOCIATES, INC.                                      ADDENDA
INDIAN CREEK VILLAGE, OVERLAND PARK, KANSAS

                                     ADDENDA

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT A
INDIAN CREEK VILLAGE, OVERLAND PARK, KANSAS

                                    EXHIBIT A
                               SUBJECT PHOTOGRAPHS

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT A
INDIAN CREEK VILLAGE, OVERLAND PARK, KANSAS

                               SUBJECT PHOTOGRAPHS

               [PICTURE]                                  [PICTURE]

          ENTRANCE TO SUBJECT                       VIEW OF LEASING OFFICE

               [PICTURE]                                  [PICTURE]

VIEW OF TYPICAL BUILDING AND PARKING LOT               TYPICAL CARPORT

               [PICTURE]                                  [PICTURE]

             TYPICAL GARAGE                             VIEW OF POOL

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT A
INDIAN CREEK VILLAGE, OVERLAND PARK, KANSAS

                               SUBJECT PHOTOGRAPHS


                [PICTURE]                                [PICTURE]

  INTERIOR VIEW - VACANT APARTMENT UNIT    INTERIOR VIEW - VACANT APARTMENT UNIT

                [PICTURE]                                [PICTURE]

     INTERIOR - VACANT APARTMENT UNIT         INTERIOR -VACANT APARTMENT UNIT

                [PICTURE]                                [PICTURE]

INTERIOR VIEW - VACANT STUDIO UNIT KITCHEN  VIEW OF TYPICAL VAULTED CEILING AND
                                                            WOOD

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT B
INDIAN CREEK VILLAGE, OVERLAND PARK, KANSAS

                                    EXHIBIT B
                           SUMMARY OF RENT COMPARABLES
                          AND PHOTOGRAPH OF COMPARABLES

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT B
INDIAN CREEK VILLAGE, OVERLAND PARK, KANSAS

                    PHOTOGRAPHS OF COMPARABLE SALE PROPERTIES

     COMPARABLE I-1               COMPARABLE I-2             COMPARABLE I-3

      NIEMAN SQUARE               CASA DE FUENTES              ASPEN LODGE
 11115 West 64th Terrace           11700 Stearns             8100 Perry Road
       Shawnee, KS               Overland Park, KS          Overland Park, KS

        [PICTURE]                    [PICTURE]                  [PICTURE]

       COMPARABLE I-4                        COMPARABLE I-5

  CORINTH PLACE APARTMENTS     CONCORDE BRIDGE TOWNHOMES (NOW SHERIDAN BRIDGE)
    3815 Somerset Drive                      8403 Carter Street
    Prairie Village, KS                       Overland Park, KS

         [PICTURE]                                [PICTURE]

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT B
INDIAN CREEK VILLAGE, OVERLAND PARK, KANSAS

SUMMARY OF COMPARABLE RENTAL PROPERTIES

                                                                                                               COMPARABLE
        DESCRIPTION                                        SUBJECT                                                R - 1
--------------------------------       ------------------------------------------------    -----------------------------------------
 Property Name                         Indian Creek Village                                Sunny Oak Village
 Management Company                    AIMCO                                               Equity Apartments
LOCATION:
 Address                               10382 Conser Street                                 7575 West 106th Street
 City, State                           Overland Park, Kansas                               Overland Park, KS
 County                                Johnson                                             Johnson
 Proximity to Subject                                                                      Located just SE of subject
PHYSICAL CHARACTERISTICS:
 Net Rentable Area (SF)                271,830                                             505,417
 Year Built                            1972                                                1983
 Effective Age                         25                                                  20
 Building Structure Type               Stucco, flat and pitched roofs                      Brick, wood siding, composition shingle
                                                                                            roofs
 Parking Type (Gr., Cov., etc.)        Open, carports, garages                             Open, carports
 Number of Units                       273                                                 548
 Unit Mix:                                   Type          Unit   Qty.     Mo. Rent           Type          Unit  Qty.     Mo.
                                       1 1Br/1Ba            617    36       $530           1 1Br/1Ba         720   NA     $529
                                       2 1Br/1Ba            878   140       $570           3 2Br/1Ba         840   NA     $629
                                       3 2Br/1Ba          1,165     4       $790           4 2Br/2Ba       1,017   NA     $654
                                       4 2Br/2Ba          1,274    77       $800           5 3Br/2Ba       1,225   NA     $799
                                       5 3Br/2Ba          1,287    10       $900           6 3Br/2Ba       1,500   NA     $899
                                       6 3Br/2Ba, TH      1,845     6       $840
 Average Unit Size (SF)                996                                                 922
 Unit Breakdown:                        Efficiency          0%    2-Bedroom   30%           Efficiency  0%     2-Bedroom    NA
                                        1-Bedroom          64%    3-Bedroom    6%           1-Bedroom   NA     3-Bedroom    NA
CONDITION:                             Average                                             Average
APPEAL:                                Average                                             Good
AMENITIES:
 Unit Amenities                         X    Attach. Garage   X      Vaulted Ceiling            Attach. Garage      Vaulted Ceiling
                                        X    Balcony          X      W/D Connect.           X   Balcony          X  W/D Connect.
                                        X    Fireplace                                      X   Fireplace
                                        X    Cable TV Ready                                 X   Cable TV Ready
 Project Amenities                      X    Swimming Pool                                  X   Swimming Pool
                                        X    Spa/Jacuzzi             Car Wash               X   Spa/Jacuzzi         Car Wash
                                             Basketball Court        BBQ Equipment          X   Basketball Court    BBQ Equipment
                                             Volleyball Court        Theater Room               Volleyball Court    Theater Room
                                             Sand Volley Ball X      Meeting Hall               Sand Volley Ball X  Meeting Hall
                                        X    Tennis Court            Secured Parking        X   Tennis Court        Secured Parking
                                             Racquet Ball     X      Laundry Room               Racquet Ball     X  Laundry Room
                                             Jogging Track    X      Business Office            Jogging Track    X  Business Office
                                             Gym Room                                       X   Gym Room
OCCUPANCY:                             88%                                                 99%
LEASING DATA:
 Available Leasing Terms               6 to 12 Months                                      6 or 12 months
 Concessions                           Discount on select units ($50-100/Mo)               Discount on selected units - varies
 Pet Deposit                           $300                                                $200
 Utilities Paid by Tenant:              X    Electric                Natural Gas            X   Electric            Natural Gas
                                             Water                   Trash                      Water               Trash
 Confirmation                          May 8, 2003; Roxane Tevis (Property Manager)        May 28, 2003; (Leasing Agent)
 Telephone Number                      (913)648-5093                                       (877)566-3701
NOTES:

 COMPARISON TO SUBJECT:                                                                    Slightly Superior

        DESCRIPTION                                      COMPARABLE                                     COMPARABLE
                                                            R - 2                                          R - 3
--------------------------------       ---------------------------------------------  ---------------------------------------------
 Property Name                         Essex Place                                    Pebblebrook
 Management Company                    Equity Apartments                              Price Management
LOCATION:
 Address                               8900 West 102nd Street                         7700 West 95th Street
 City, State                           Overland Park, KS                              Overland Park, KS
 County                                Johnson County                                 Johnson County
 Proximity to Subject                  1 miles NW of subject                          1.5 miles N of the subject
PHYSICAL CHARACTERISTICS:
 Net Rentable Area (SF)                430,222                                        NA
 Year Built                            1971                                           1985
 Effective Age                         20                                             18
 Building Structure Type               Brick, wood siding, composition shingle roofs  Brick, wood siding, composition shingle roofs
 Parking Type (Gr., Cov., etc.)        Open, carports, garages                        Open, carports
 Number of Units                       352                                            267
 Unit Mix:                                 Type                Unit    Qty.     Mo.       Type                Unit    Qty.      Mo.
                                       1 1Br/1Ba                 700    NA    $  605  2 1Br/1Ba                500     NA      $575
                                       2 1Br/1Ba                 934    NA    $  700  2 1Br/1Ba                700     NA      $675
                                       4 2Br/2Ba               1,256    NA    $  898  4 2Br/2Ba                900     NA      $805
                                       3 2Br/2Ba                 925    NA    $  740
                                       6 3Br/2.5Ba             1,945    NA    $1,210

 Average Unit Size (SF)                1,222                                          NA
 Unit Breakdown:                        Efficiency      0%      2-Bedroom      0%      Efficiency        0%     2-Bedroom       0%
                                        1-Bedroom       0%      3-Bedroom      0%      1-Bedroom         0%     3-Bedroom       0%
CONDITION:                             Average                                        Average
APPEAL:                                Average                                        Good
AMENITIES:
 Unit Amenities                         X   Attach. Garage   X      Vaulted Ceiling          Attach. Garage         Vaulted Ceiling
                                        X   Balcony          X      W/D Connect.       X     Balcony           X    W/D Connect.
                                        X   Fireplace                                  X     Fireplace
                                        X   Cable TV Ready                             X     Cable TV Ready
 Project Amenities                      X   Swimming Pool                              X     Swimming Pool
                                            Spa/Jacuzzi             Car Wash           X     Spa/Jacuzzi            Car Wash
                                        X   Basketball Court        BBQ Equipment            Basketball Court       BBQ Equipment
                                            Volleyball Court        Theater Room             Volleyball Court       Theater Room
                                            Sand Volley Ball X      Meeting Hall             Sand Volley Ball  X    Meeting Hall
                                        X   Tennis Court            Secured Parking    X     Tennis Court           Secured Parking
                                            Racquet Ball     X      Laundry Room             Racquet Ball      X    Laundry Room
                                            Jogging Track    X      Business Office          Jogging Track     X    Business Office
                                        X   Gym Room                                   X     Gym Room
OCCUPANCY:                             92%                                            94%
LEASING DATA:
 Available Leasing Terms               6 or 12 months                                 7 to 13 months
 Concessions                           Discounts on selected                          $250 off a 7-month lease; $500 off
                                       units                                            12-month
 Pet Deposit                           $300                                           $300
 Utilities Paid by Tenant:                  Electric                Natural Gas        X     Electric               Natural Gas
                                            Water                   Trash                    Water                  Trash
 Confirmation                          May 28, 2003; (Leasing Agent)                  May 28, 2003; (Leasing Agent)
 Telephone Number                      (877)457-8251                                  (913)648-8081
NOTES:

 COMPARISON TO SUBJECT:                Similar                                        Slightly Superior

                                                         COMPARABLE                                     COMPARABLE
        DESCRIPTION                                         R - 4                                          R - 5
--------------------------------       --------------------------------------------    --------------------------------------------
 Property Name                         Highland Ridge Apartments                       Skyler Ridge
 Management Company                    Lincoln Property Company                        Sentinel Property Management
LOCATION:
 Address                               11846 Perry Road                                7171 West 115th Street
 City, State                           Overland Park, KS                               Overland Park, KS
 County                                Johnson County                                  Johnson County
 Proximity to Subject                  4.5 miles SW of subject                         2 miles SE of subject

PHYSICAL CHARACTERISTICS:
 Net Rentable Area (SF)                NA                                              NA
 Year Built                            1987                                            1986
 Effective Age                         16                                              17
 Building Structure Type               Wood siding, composition shingle roofs          Brick, wood siding, composition shingle roofs
 Parking Type (Gr., Cov., etc.)        Open, carports                                  Open, carports
 Number of Units                       370                                             448
 Unit Mix:                                Type                   Unit  Qty.     Mo.      Type                Unit  Qty.      Mo.
                                       1 1Br/1Ba                  578   NA     $500    1 1Br/1Ba              602   NA      $615
                                       2 1Br/1Ba                  637   NA     $637    1 1Br/1Ba              760   NA      $660
                                       3 2Br/1Ba                  840   NA     $750    2 1Br/1Ba              821   NA      $690
                                       4 2Br/2Ba                1,017   NA     $900    3 2Br/2Ba              972   NA      $750
                                       4 2Br/2Ba                1,232   NA     $945    4 2Br/2Ba            1,018   NA      $699
                                                                                       5 3Br/2Ba            1,157   NA      $895
 Average Unit Size (SF)                NA
 Unit Breakdown:                        Efficiency        0%     2-Bedroom      0%      Efficiency       0%      2-Bedroom     0%
                                        1-Bedroom         0%     3-Bedroom      0%      1-Bedroom        0%      3-Bedroom     0%
CONDITION:                             Average                                         Average
APPEAL:                                Good                                            Good
AMENITIES:
 Unit Amenities                               Attach. Garage        Vaulted Ceiling           Attach. Garage        Vaulted Ceiling
                                        X     Balcony           X   W/D Connect.        X     Balcony           X   W/D Connect.
                                        X     Fireplace                                 X     Fireplace
                                        X     Cable TV Ready                            X     Cable TV Ready
 Project Amenities                      X     Swimming Pool                             X     Swimming Pool
                                        X     Spa/Jacuzzi           Car Wash            X     Spa/Jacuzzi           Car Wash
                                              Basketball Court      BBQ Equipment             Basketball Court      BBQ Equipment
                                              Volleyball Court      Theater Room              Volleyball Court      Theater Room
                                              Sand Volley Ball  X   Meeting Hall              Sand Volley Ball      Meeting Hall
                                        X     Tennis Court          Secured Parking           Tennis Court          Secured Parking
                                              Racquet Ball      X   Laundry Room              Racquet Ball      X   Laundry Room
                                              Jogging Track     X   Business Office           Jogging Track     X   Business Office
                                        X     Gym Room                                  X     Gym Room
OCCUPANCY:                             85%                                             92%
LEASING DATA:
 Available Leasing Terms               12 Months                                       6 or 12 months
 Concessions                           One month free                                  Discounts on selected units
 Pet Deposit                           $300                                            $300
 Utilities Paid by Tenant:              X     Electric              Natural Gas         X     Electric              Natural Gas
                                              Water                 Trash                     Water                 Trash
 Confirmation                          May 28, 2003; (Leasing Agent)                   May 28, 2003; (Leasing Agent)
 Telephone Number                      (800)396-9600                                   (877)892-7574
NOTES:

 COMPARISON TO SUBJECT:                Slightly Superior                               Slightly Superior

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT B
INDIAN CREEK VILLAGE, OVERLAND PARK, KANSAS

                    PHOTOGRAPHS OF COMPARABLE RENT PROPERTIES

     COMPARABLE R-1                 COMPARABLE R-2            COMPARABLE R-3

    SUNNY OAK VILLAGE                ESSEX PLACE                PEBBLEBROOK
 7575 West 106th Street         8900 West 102nd Street     7700 West 95th Street
    Overland Park, KS              Overland Park, KS         Overland Park, KS

       [PICTURE]                       [PICTURE]                 [PICTURE]

      COMPARABLE R-4                COMPARABLE R-5

 HIGHLAND RIDGE APARTMENTS           SKYLER RIDGE
     11846 Perry Road           7171 West 115th Street
     Overland Park, KS             Overland Park, KS

         [PICTURE]                     [PICTURE]

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT C
INDIAN CREEK VILLAGE, OVERLAND PARK, KANSAS

                                    EXHIBIT C
                       ASSUMPTIONS AND LIMITING CONDITIONS

                                    (3 PAGES)

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT C
INDIAN CREEK VILLAGE, OVERLAND PARK, KANSAS

No responsibility is assumed for matters legal in nature. No investigation has been made of the title to or any liabilities against the property appraised. In this appraisal, it is presumed that, unless otherwise noted, the owner's claim is valid, the property rights are good and marketable, and there are no encumbrances which cannot be cleared through normal processes.

To the best of our knowledge, all data set forth in this report are true and accurate. Although gathered from reliable sources, no guarantee is made nor liability assumed for the accuracy of any data, opinions, or estimates identified as being furnished by others which have been used in formulating this analysis.

Land areas and descriptions used in this appraisal were obtained from public records and have not been verified by legal counsel or a licensed surveyor.

No soil analysis or geological studies were ordered or made in conjunction with this report, nor were any water, oil, gas, or other subsurface mineral and use rights or conditions investigated.

Substances such as asbestos, urea-formaldehyde foam insulation, other chemicals, toxic wastes, or other potentially hazardous materials could, if present, adversely affect the value of the property. Unless otherwise stated in this report, the existence of hazardous substance, which may or may not be present on or in the property, was not considered by the appraiser in the development of the conclusion of value. The stated value estimate is predicated on the assumption that there is no material on or in the property that would cause such a loss in value. No responsibility is assumed for any such conditions, and the client has been advised that the appraiser is not qualified to detect such substances, quantify the impact on values, or develop the remedial cost.

No environmental impact study has been ordered or made. Full compliance with applicable federal, state, and local environmental regulations and laws is assumed unless otherwise stated, defined, and considered in the report. It is also assumed that all required licenses, consents, or other legislative or administrative authority from any local, state, or national government or private entity organization either have been or can be obtained or renewed for any use which the report covers.

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT C
INDIAN CREEK VILLAGE, OVERLAND PARK, KANSAS

It is assumed that all applicable zoning and use regulations and restrictions have been complied with unless a nonconformity has been stated, defined, and considered in the appraisal report. Further, it is assumed that the utilization of the land and improvements is within the boundaries of the property described and that no encroachment or trespass exists unless noted in the report.

The Americans with Disabilities Act ("ADA") became effective January 26, 1992. We have not made a specific compliance survey and analysis of this property to determine whether or not it is in conformity with the various detailed requirements of the ADA. It is possible that a compliance survey of the property together with a detailed analysis of the requirements of the ADA could reveal that the property is not in compliance with one or more of the requirements of the act. If so, this fact could have a negative effect on the value of the property. Since we have no direct evidence relating to this issue, we did not consider the possible noncompliance with the requirements of ADA in estimating the value of the property.

We have made a physical inspection of the property and noted visible physical defects, if any, in our report. This inspection was made by individuals generally familiar with real estate and building construction. However, these individuals are not architectural or structural engineers who would have detailed knowledge of building design and structural integrity. Accordingly, we do not opine on, nor are we responsible for, the structural integrity of the property including its conformity to specific governmental code requirements, such as fire, building and safety, earthquake, and occupancy, or any physical defects which were not readily apparent to the appraiser during the inspection.

The value or values presented in this report are based upon the premises outlined herein and are valid only for the purpose or purposes stated.

The date of value to which the conclusions and opinions expressed apply is set forth in this report. The value opinion herein rendered is based on the status of the national business economy and the purchasing power of the U.S. dollar as of that date.

Testimony or attendance in court or at any other hearing is not required by reason of this appraisal unless arrangements are previously made within a reasonable time in advance for

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT C
INDIAN CREEK VILLAGE, OVERLAND PARK, KANSAS

such testimony, and then such testimony shall be at American Appraisal Associates, Inc.'s, prevailing per diem for the individuals involved.

Possession of this report or any copy thereof does not carry with it the right of publication. No portion of this report (especially any conclusion to use, the identity of the appraiser or the firm with which the appraiser is connected, or any reference to the Appraisal Institute or the designations awarded by this organization) shall be disseminated to the public through prospectus, advertising, public relations, news, or any other means of communication without the written consent and approval of American Appraisal Associates, Inc.

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT D
INDIAN CREEK VILLAGE, OVERLAND PARK, KANSAS

                                    EXHIBIT D
                            CERTIFICATE OF APPRAISER

                                    (1 PAGE)

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT D

                            CERTIFICATE OF APPRAISER

I certify that, to the best of my knowledge and belief:

         The statements of fact contained in this report are true and correct.

         The reported analyses, opinions, and conclusions are limited only by the reported assumptions and limiting conditions, and represent the unbiased professional analyses, opinions, and conclusions of American Appraisal Associates, Inc.

         American Appraisal Associates, Inc. and I personally, have no present or prospective interest in the property that is the subject of this report and have no personal interest or bias with respect to the parties involved.

         Compensation for American Appraisal Associates, Inc. is not contingent on an action or event resulting from the analyses, opinions, or conclusions in, or the use of, this report.

         The analyses, opinions, and conclusions were developed, and this report has been prepared, in conformity with the requirements of the Uniform Standards of Professional Appraisal Practice and the Code of Professional Ethics and the Standards of Professional Practice of the Appraisal Institute.

         The use of this report is subject to the requirements of the Appraisal Institute relating to review by its duly authorized representatives.

         I personally did not inspect the subject property. Kim Cook provided significant real property appraisal assistance in the preparation of this report.

         I am currently in compliance with the Appraisal Institute's continuing education requirements.

                                                -s- Frank Fehribach
                                               -----------------------
                                                Frank Fehribach, MAI
                                        Managing Principal, Real Estate Group
                                      Texas State Certified General Real Estate
                                               Appraiser #TX-1323954-G

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AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT E
INDIAN CREEK VILLAGE, OVERLAND PARK, KANSAS

                                    EXHIBIT E
                           QUALIFICATIONS OF APPRAISER

                                    (2 PAGES)

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AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT E
INDIAN CREEK VILLAGE, OVERLAND PARK, KANSAS

                                        FRANK A. FEHRIBACH, MAI

                                  MANAGING PRINCIPAL, REAL ESTATE GROUP

POSITION Frank A. Fehribach is a Managing Principal for the Dallas Real Estate Group of American Appraisal Associates, Inc. ("AAA").

EXPERIENCE

  Valuation                Mr. Fehribach has experience in valuations for resort
                           hotels; Class A office buildings; Class A multifamily complexes; industrial buildings and distribution warehousing; multitract mixed-use vacant land;
                           regional malls; residential subdivision development;
                           and special-purpose properties such as athletic clubs, golf courses, manufacturing facilities, nursing homes, and medical buildings. Consulting assignments include development and feasibility studies, economic model creation and maintenance, and market studies.

                           Mr. Fehribach also has been involved in overseeing appraisal and consulting assignments in Mexico and South America.

  Business Mr. Fehribach joined AAA as an engagement director in 1998. He was promoted to his current position in 1999. Prior to that, he was a manager at Arthur Andersen LLP. Mr. Fehribach has been in the business of real estate appraisal for over ten years.

EDUCATION                  University of Texas - Arlington
                            Master of Science - Real Estate
                           University of Dallas
                            Master of Business Administration - Industrial Management Bachelor of Arts - Economics

STATE                      State of Arizona
CERTIFICATIONS               Certified General Real Estate Appraiser, #30828
                           State of Arkansas
                             State Certified General Appraiser, #CG1387N
                           State of Colorado
                             Certified General Appraiser, #CG40000445
                           State of Georgia
                             Certified General Real Property Appraiser, #218487
                           State of Michigan
                             Certified General Appraiser, #1201008081
                           State of Texas
                             Real Estate Salesman License, #407158 (Inactive)
                           State of Texas
                             State Certified General Real Estate Appraiser,
                             #TX-1323954-G


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AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT E
INDIAN CREEK VILLAGE, OVERLAND PARK, KANSAS

PROFESSIONAL               Appraisal Institute, MAI Designated Member
AFFILIATIONS               Candidate Member of the CCIM Institute pursuing
                           Certified Commercial Investment Member (CCIM) designation

 PUBLICATIONS              "An Analysis of the Determinants of Industrial
                           Property Valuation," Co-authored with Dr. Ronald C.
                           Rutherford and Dr. Mark Eakin, The Journal of Real
                           Estate Research, Vol. 8, No. 3, Summer 1993, p. 365.


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AMERICAN APPRAISAL ASSOCIATES, INC.
INDIAN CREEK VILLAGE, OVERLAND PARK, KANSAS

                                GENERAL SERVICE CONDITIONS

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AMERICAN APPRAISAL ASSOCIATES, INC.
INDIAN CREEK VILLAGE, OVERLAND PARK, KANSAS

                           GENERAL SERVICE CONDITIONS

The services(s) provided by AAA will be performed in accordance with professional appraisal standards. Our compensation is not contingent in any way upon our conclusions of value. We assume, without independent verification, the accuracy of all data provided to us. We will act as an independent contractor and reserve the right to use subcontractors. All files, workpapers or documents developed by us during the course of the engagement will be our property. We will retain this data for at least five years.

Our report is to be used only for the specific purpose stated herein; and any other use is invalid. No reliance may be made by any third party without our prior written consent. You may show our report in its entirety to those third parties who need to review the information contained herein. No one should rely on our report as a substitute for their own due diligence. We understand that our reports will be described in public tender offer documents distributed to limited partners. We reserve the right to review the public tender offer documents prior to their issuance to confirm that disclosures of facts from the current appraisals are accurate. No reference to our name or our report, in whole or in part, in any other SEC filing or private placement memorandum you prepare and/or distribute to third parties may be made without our prior written consent.

The Tender Offer Partnerships, as that term is defined in the Settlement Agreement, agree to indemnify and hold us harmless against and from any and all losses, claims, actions, damages, expenses or liabilities, including reasonable attorneys' fees, to which we may become subject in connection with this engagement except where such losses, claims, actions, damages, expenses or liabilities, including reasonable attorney's fees, arise or result from AAA's misconduct, bad faith or negligence. Co-Clients will not be liable for any of our acts or omissions.

AAA is an equal opportunity employer.